Exhibit 10.29

LEASE

By and Between

WELLS AVENUE SENIOR HOLDINGS, LLC

(“Landlord”)

and

RNK, INC., D/B/A RNK TELECOM

(“Tenant”)

TABLE OF CONTENTS

1.	TERMS	1

2.	PAYMENT OF RENT & ADDITIONAL RENT	4

3.	SECURITY DEPOSIT; ADVANCE DEPOSIT	5

4.	USES; TENANT COVENANTS	6

5.	ENVIRONMENTAL PROVISIONS; RECYCLING	8

6.	LATE CHARGES; INTEREST	11

7.	REPAIRS AND MAINTENANCE	12

8.	UTILITIES AND SERVICES	13

9.	EXPENSE INCREASES	15

10.	INCREASES IN REAL ESTATE TAXES	19

11.	ADDITIONAL PROVISIONS; OPERATING COSTS AND REAL ESTATE TAXES	20

12.	TENANT’S INSURANCE	21

13.	LANDLORD’S INSURANCE	22

14.	DAMAGE OR DESTRUCTION	22

15.	MACHINES AND EQUIPMENT; ALTERATIONS AND ADDITIONS: REMOVAL OF FIXTURES	24

16.	ACCEPTANCE OF PREMISES	28

17.	TENANT IMPROVEMENTS	28

18.	ACCESS	28

19.	MUTUAL WAIVER OF CLAIMS AND SUBROGATION	29

20.	INDEMNIFICATION	29

21.	ASSIGNMENT AND SUBLETTING	30

22.	ADVERTISING	34

23.	LIENS	34

24.	DEFAULT	34

25.	SUBORDINATION	38

26.	SURRENDER OF POSSESSION	38

27.	NON-WAIVER	39

28.	HOLDOVER	39

29.	CONDEMNATION	39

30.	NOTICES	41

31.	MORTGAGEE PROTECTION	41

32.	COSTS AND ATTORNEYS’ FEES	41

33.	BROKERS	42

34.	LANDLORD’S LIABILITY AND DEFAULT	42

35.	ESTOPPEL CERTIFICATES	43

36.	FINANCIAL STATEMENTS	44

37.	TRANSFER OF LANDLORD’S INTEREST	44

38.	RIGHT TO PERFORM	44

39.	SUBSTITUTED PREMISES	45

40.	SALES AND AUCTIONS	45

41.	NO ACCESS TO ROOF	45

42.	SECURITY	45

43.	AUTHORITY OF TENANT	46

44.	NO ACCORD OR SATISFACTION	46

ii

45.	MODIFICATION FOR LENDER	46

46.	PARKING	46

47.	GENERAL PROVISIONS	47

48.	WAIVER OF JURY TRIAL	49

49.	ADDITIONAL SCHEDULES	50

EXHIBIT A-1	Location and Dimensions of Premises
EXHIBIT A-2	Legal Description of Land
EXHIBIT B	Declaration of Lease Commencement
EXHIBIT C	Design Build Construction Exhibit; Landlord’s Work
EXHIBIT D	Rules and Regulations
EXHIBIT E	Janitorial Specifications
EXHIBIT F	Form Estoppel Certificate

iii

LEASE

          THIS LEASE is made this 8th day of May, 2000, by and between WELLS AVENUE SENIOR HOLDINGS, LLC, a Massachusetts limited liability company (“Landlord”) with a mailing address of do Wellsford Commercial Property Trust, 26 Main Street, First Floor, Chatham, New Jersey 07928, and RNK, Inc., d/b/a RNK Telecom, a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts (“Tenant”) with a mailing address (i) prior to Commencement Date (defined below) of 1044 Central Street, Stoughton, MA 02072 and (ii) after the Commencement Date of 333 Elm Street, Norfolk Place, Dedham, Massachusetts.

RECITALS:

          Landlord, for and in consideration of the rents and all other charges and payments hereunder and of the covenants, agreements, terms, provisions and conditions to be kept and performed hereunder by Tenant, grants and conveys to Tenant, and Tenant hereby hires and takes from Landlord, a leasehold interest in the premises described below (the “Premises”), subject to all matters hereinafter set forth and upon and subject to the covenants, agreements, terms, provisions and conditions of this Lease for the term hereinafter stated.

          NOW THEREFORE Landlord and Tenant hereby agree to the following: 1.

          TERMS.

          1.1 Premises The “Premises” demised by this Lease are approximately 7,882 rentable square feet on the third floor of the building located at 333 Elm Street, Norfolk Place, Dedham, Massachusetts (the “Building”), together with a nonexclusive right to use parking, unless specified otherwise in Section 46 of this Lease, and other common areas. The land upon which the Building is situated, which is described in Exhibit A-2 attached hereto and incorporated herein by reference, shall be referred to hereinafter as the “Land.” The location and dimensions of the Premises are shown on Exhibit A-1, attached hereto and incorporated herein by reference. No easement for light or air is incorporated in the Premises. The rentable area of the Building is 45,000 square feet, and Landlord and Tenant hereby stipulate that the rentable area of the Building and Premises are as set forth herein.

          1.2 Tenant’s Share. “Tenant’s Share” shall mean a fraction, the numerator of which is the total rentable square footage of the Premises, and the denominator of which is the total rentable square footage of the Building. Tenant’s Share as of the date of execution of this Lease is Seventeen and 51/100 percent (17.51%), (calculated as 7,882/45,000). Tenant’s Share shall be adjusted for changes in the total rentable square footage of the Premises and/or Building, including without limitation changes which may result from any condemnation or other taking of a portion of the Building.

          1.3 Lease Term. The term of this Lease (the “Term” or “Lease Term”) shall commence on the Commencement Date, as defined in Section 1.4, below (and as more fully set forth in Exhibit C hereto), and shall, expire seventy-two (72) months thereafter (the “Lease Expiration Date”);

provided that if the Commencement Date is a date other than the first day of a calendar month, the Lease Term shall commence on the Commencement Date and run for the number of months set forth above beginning on the first day of the first calendar month following the Commencement Date.

          1.4 The “Commencement Date” shall be the date upon which the Landlord’s Work (as defined in Exhibit C) is Substantially Complete (as defined in Section 16, below), except as may otherwise be provided in Exhibit C with regard to delay in Substantial Completion of Landlord’s work due to Tenant Delays (as defined in Exhibit C).

                Landlord and Tenant hereby agree to execute a Declaration, in the form attached hereto as Exhibit B, to confirm the Commencement Date. Tenant’s failure to execute said Declaration shall not affect the Commencement Date or the Lease Expiration Date, as same are determined by the terms of this Lease. Notwithstanding the foregoing provisions of this Section 1.4, for purposes of this Lease, the term “Commencement Date” shall also mean any adjusted Commencement Date Which may be established pursuant to the operation of the provisions of Exhibit C to this Lease.

          1.5 Rent. The base rent payable by Tenant hereunder (“Base Rent”) is set forth in this Section 1.5, below. in addition to the Base Rent, Tenant shall pay (as additional rent) Tenant’s Share of Expense Increases (as described in Section 9), and Tax Increases (as described in Section 10), and any other increases in Base Rent described in this Section 1.5, below, all of which shall be deemed additional rent due under this Lease. The combination of Base Rent and additional rent as described in this Section 1.5 is sometimes collectively referred to in this Lease as “Rent.” Base Rent shall be payable monthly, in advance, on first day of each calendar month of the Term, without prior notice, demand, deduction or offset.

                    1.5.1 The monthly payments of Base Rent for the Premises (which may be referred to herein as “Monthly Rent”) shall be as follows:

Months	Annual Base Rent Per Square Foot	Annual Base Rent	Monthly Base Rent

1 - 72	$31.00	$244,342.00	$20,361.83

          1.6 Additional Rent. Any sum owed or reimbursable by Tenant to Landlord under this Lease (excluding monthly Base Rent) shall be considered “additional rent” hereunder, and, except for items of additional rent for which demand is required pursuant to the express terms of this Lease, shall be payable without demand, set-off or deduction. The items of additional rent described in Section 1.5, above, shall be payable monthly, in advance, on first day of each calendar month of the Term, together with Tenant’s monthly Base Rent payment.

          1.7 Notice Addresses. Any notices under this Lease shall be governed by the terms of Section 30, below. The notice addresses of the parties are as follows:

If to Landlord:	Wells Avenue Senior Holdings, LLC
Wellsford Commercial Properties Trust
79 Milk Street

Boston, Massachusetts 02109
Attn: New England Hub Chief Operating Officer
with a copy to:

do Welisford Commercial Properties Trust
Chatham Executive Center
26 Main Street, First Floor
Chatham, New Jersey 07928
Attention: ‘Chief Operating Officer

with a copy to:

Wellsford/Whitehall Holdings, LLC
do Wellsford Commercial Properties Trust
Chatham Executive Center
26 Main Street, First Floor
Chatham, New Jersey 07928
Attention: -General Counsel

with a copy to:

Wellsford/ Whitehall Holdings, LLC
do Wellsford Real Properties, Inc.
535 Madison Avenue, 26th Floor
New York, New York 10022
Attention: Mr. Edward Lowenthal

If to Tenant	RNK, Inc., d/b/a RNK Telecom
Norfolk Place
333 Elm Street
Dedham, MA 027,20_
Attn: Richard N. Koch

with a copy to:

RNK, Inc., d/b/a RNK Telecom
Norfolk Place
333 Elm Street 02, C
Dedham, MA 02720’
Attn: Douglas Denny-Brown

with a copy to:

Eric Krathwohl, Esq.
Rich, May, Bilodeau & Flaherty
176 Federal Street
Boston, MA 02110

Notwithstanding the foregoing, the notice address of Tenant shall be at the Premises on and after the Commencement Date. Either party may, upon ten (10) days prior written notice to the other, designate a new address to which all notices hereunder shall be directed.

          1.8 [Intentionally Deleted]

           1.9 Rent Payment Address. Tenant shall send payments of Base Rent and additional rent hereunder to Landlord at the following address:

Payee: Wells Avenue Deposit Account # 01-96-02545 do Citizens Bank P.O. Box 1275 Waltham, MA 02254

Landlord may, upon ten (10) days prior written notice to Tenant, designate a new address to which all payments of Base Rent and additional rent hereunder shall be sent.

          1.10 Lease Year. Each twelve (12) month period within the Lease Term shall be referred to herein as a “Lease Year.” The first Lease Year shall commence on the Commencement Date and terminate on the last day of the twelfth full calendar month after such Commencement Date. Each subsequent Lease Year shall commence on the date immediately following the last day of the preceding Lease Year and shall continue for a period of twelve (12) full calendar months, except that the last Lease Year of the Lease Term shall terminate on the date this Lease expires or is otherwise terminated.

2. PAYMENT OF RENT & ADDITIONAL RENT.

          Tenant shall pay Landlord the Rent due under this Lease in lawful money of the United States monthly estimated payments for Tenant’s Share of Expense Increases and Tax Increases payable in accordance with this Lease all (except for Tenant’s Advance Deposit under Section 3.2, below) tepid in advance on or before the c=flaJa..igfw_b..Lamiatiie address noted in Section 1.9, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. Base Rent under this Lease for any partial month at the beginning of the Lease Term shall be prorated based on the Base Rent in effect for the first month in which Base Rent is payable hereunder. All other payment, due under this Lease shall be paid no later than five (5) business days after the date Landlord provides Tenant with a written request for a payment which sets forth the amount due. In the event of any dispute concerning the computation of the amount of any additional rent due, Tenant shall pay the amount specified by Landlord pending the resolution of the dispute, provided such payment shall be without prejudice to Tenant’s right to continue to challenge the disputed computation. In the event that Tenant successfully challenges the disputed computation, Landlord shall refund to Tenant the amount of any overpayment of such additional rent within thirty (30) days after the dispute is finally resolved.

3. SECURITY DEPOSIT

          3.1 Security Deposit.

(a) Simultaneously with the execution of this Lease by Tenant, Tenant shall deliver to Landlord a security deposit in an amount equal to Eighty Thousand and 00/100 Dollars ($80,000.00), in the form of an irrevocable and unconditional letter of credit, in accordance with the requirements more fully set forth in subsection 3.1(b), below (the “Security Deposit”). The Security Deposit shall constitute security for payment of Base Rent and additional rent and for the performance of any and all other covenants, agreements and obligations of Tenant under this Lease. If Tenant defaults with respect to any covenant or condition of this Lease, including but not limited to the payment of Base Rent, additional rent or any other payment due under this Lease, and the obligation of Tenant to maintain the Premises and deliver possession thereof back to Landlord at the expiration or earlier termination of the Lease Term in the condition required herein, then Landlord may (without any waiver of Tenant’s default being deemed to have occurred) draw upon such letter of credit and apply all or any part of the proceeds thereof to the payment of any sum in default, or any other sum which Landlord may be required or deem necessary to spend or incur by reason of Tenant’s default, or to satisfy in part or in whole any damages suffered by Landlord as a result of Tenant’s default. In the event of such application, Tenant shall promptly deposit with Landlord (either in cash or in the form of an additional letter of credit) the amount necessary to restore the Security Deposit to the full amount set forth above. The parties expressly acknowledge and agree that the Security Deposit is not an advance payment of Base Rent or additional rent, nor a measure of Landlord’s damages in the event of any default by Tenant. If Tenant shall have fully complied with all of the covenants and conditions of this Lease, but not otherwise, the Security Deposit then held by Landlord shall be released to Tenant within thirty (30) days after the expiration or sooner termination of this Lease. If Landlord transfers the Security Deposit to any transferee of the Building or Landlord’s interest therein, then such transferee shall be liable for the return of the Security Deposit, and Landlord shall be released from all liability for the return thereof.

(b) The letter of credit to be delivered by Tenant to Landlord under Section 3.1(a), above (the “Letter of Credit”), shall be: (a) in form and substance satisfactory to Landlord in its sole discretion; (b) at all times in the amount of the Security Deposit, and shall permit multiple draws; (c) issued by a commercial bank reasonably acceptable to Landlord from time to time and located in the state in which the Premises is located; (d) made payable to, and expressly transferable and assignable at no charge by, the owner from time to time of the Building (which transfer/assignment shall be conditioned only upon the execution by such owner of a written document in connection with such transfer/assignment); (e) payable at sight upon presentment to a local branch of the issuer of a simple sight draft signed by Landlord or its property manager accompanied by a certificate stating that Landlord is permitted to draw upon such Letter of Credit wider the express terms of this Lease, and setting forth the amount that Landlord is permitted to draw; (f) a term of not less than one (1) year; and (g) at least thirty (30) days prior to the then-current expiration date of such Letter of Credit, either (i) renewed (or automatically and unconditionally extended) from time to time through the sixtieth (60th) day after expiration of the Lease Term, or (ii) replaced with cash in the amount of the Security Deposit. Notwithstanding anything in this Lease to the contrary, any grace period or cure periods which are otherwise applicable under Section 24, hereof, shall not apply to any of the foregoing, and, specifically, if Tenant fails to comply with the requirements of subsection

(g), above, Landlord shall have the immediate right to draw upon the Letter of Credit in full and hold the proceeds thereof as a cash Security Deposit. If Tenant shall fail to deliver to Landlord by May 1, 2001, its annual financial statement for FY 2000, prepared in accordance with generally accepted accounting principles and in form and substance conforming to the requirements of Section 36, below, showing that Tenant’s net income for FY 2000 was at least $6,000,000, Tenant shall, within thirty (30) days, provide Landlord with a substitute Letter of Credit increasing the amount thereof to ninety thousand ($90,000) dollars. Each Letter of Credit shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least P-2 (or equivalent) by Moody’s Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poor’s Corporation. If the issuer’s credit rating is reduced below P-2 (or equivalent) by Moody’s Investor Service, Inc.; or at least A-2 (or equivalent) by Standard & Poor’s Corporation, or if the financial condition of the issuer changes in any other materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to obtain such substitute letter of credit within ten (10) business days after Landlord’s written demand therefor (with no other notice, or grace or cure period being applicable thereto) shall entitle Landlord to immediately draw upon the existing Letter of Credit in full, without any further notice to Tenant. In the event that any issuer of a Letter of Credit held by Landlord is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, then, effective as of the date such receivership or conservatorship commences, said Letter of Credit shall be deemed not to meet the requirements of this Section, and within ten (10) business days thereof, Tenant shall replace such Letter of Credit with cash or other collateral acceptable to Lessor in its sole and absolute discretion (and Tenant’s failure to do so shall constitute an Event of Default under this Lease (with no other notice, or grace or cure period being applicable thereto). Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with respect to the Security Deposit.

          3.2 Advance Deposit. In addition, simultaneously with the execution of this Lease by Tenant, Tenant shall deposit with Landlord the sum of Twenty thousand three hundred sixty-one and 83/100 Dollars ($20,361.83) as, a deposit of the first month’s Base Rent (the “Advance Deposit”), Which shall be applied by Landlord on behalf of the Tenant to the payment of the first month’s Base Rent when due and payable. The Advance Deposit, prior to its being applied to the payment of monthly Base Rent, Shall constitute security for the payment and performance by Tenant of all of Tenant’s obligations, :covenants, conditions and agreements under this Lease, but shall not be deemed liquidated damages, but shall be applied in reduction of Tenant’s total obligation(s) to Landlord.

4. USES; TENANT COVENANTS.

          4.1 Permitted Use. The Premises are to be used for general office and administrative purposes only (the “Permitted Use”) and for no other business or purpose.

          4.2 Other General Use Covenants.

                    4.2.1 Tenant shall not commit or allow to be committed any waste upon the Premises, nor any public or private nuisance nor any other act which disturbs the quiet enjoyment of any other tenant in the Building. If any of the Tenant’s office machines or equipment or other activities within the Premises involve unusual volume or vibration and disturb any other tenant in the Building, then Tenant shall provide adequate insulation, or take such other action, as may be necessary to eliminate’ the noise or disturbance.

                    4.2.2 Tenant will, at its own cost, promptly comply with and carry out all Requirements (defined below) to the extent that same apply to (i) the manner of Tenant’s occupation or use of the Premises, (ii) the conduct of Tenant’s business therein, or (iii) the construction of any improvements or alterations therein by (or at the request of) Tenant, including, without limitation, any work described as “Tenant’s Work” on Exhibit C attached hereto, but specifically excluding Landlord’s Work (as defined in Exhibit C hereto). The term “Requirements” shall mean all orders, requirements or conditions now or hereafter imposed upon Tenant by the ordinances, laws, rules, orders, and/or regulations (including without limitation all present and future laws, orders and regulations regarding recycling of trash and smoking in the workplace, and all building and life safety codes) of the state in which the Premises are located and the federal government and any other federal, state, or local governmental authority, or public or quasi-public authority, having jurisdiction over the Premises. The foregoing notwithstanding, to the extent that (a)(i)(A) the Requirements relate to the compliance of the Premises (or any portion thereof) with applicable building codes, regulations, or laws which were in effect prior to the date hereof and (B) the design or installation of the item(s) which require such modification was Landlord’s responsibility under Exhibit C of this Lease, or (ii) the Requirements pertain to the Building as a whole or the Land and (b) modifications to the Premises, the Building, or the Land are required in order to bring same into compliance with any of the Requirements, Landlord shall be responsible for the compliance of such item(s) with the Requirements, including without limitation costs of compliance of Landlord’s Work, the Building as a whole, and/or the Land with the physical accessibility requirements of Title III of the Americans. With Disabilities Act (such requirements, the “ADA”) in existence prior to the date hereof; provided, however, if any such required modifications are the result of leasehold improvements made by (or at the request of) Tenant, including without limitation Alterations and Tenant’s Work, or because of any particular use made of the Premises by Tenant which is not in the nature of customary general office use, all such costs shall be paid by Tenant. Tenant, at Tenant’s cost, shall be responsible for ensuring that Tenant’s policies and business operations with respect to the Premises comply with the ADA, and that Alterations, Tenant’s Work and Landlord’s Work (each to the extent designed by Tenant’s architect) complies with the ADA.

                    4.2.3 Tenant shall observe such reasonable rules and regulations as may be adopted and made available to Tenant by Landlord from time to time for the safety, care and cleanliness of the Premises or the Building and for the preservation of good order therein. The initial riles and regulations for the Building are attached as Exhibit D hereto and made a part hereof by this reference (as the same may be amended in accordance herewith, the “Rules and Regulations”). Landlord shall have the right from time to time to make reasonable modifications to the Rules and Regulations, provided (i) such modifications shall only be applicable to Tenant if communicated to Tenant in writing at least ten (10) days prior to the effective date of such modification, (ii) such modified Rules and Regulations shall not materially modify any economic obligations of Tenant hereunder, and (iii) in the event of any irreconcilable conflict between the terms of this Lease and the terms of the Rules and Regulations (as amended), the terms of this Lease shall be controlling Landlord shall not be responsible to Tenant for the nonperformance of any of said rules and regulations by any other tenants or occupants of the Building.

                    4.2.4 No act shall be done or knowingly permitted by Tenant, or its agents, employees and/or contractors, in or about the Premises that is unlawful or that will increase the existing rate of insurance on the Building. To Landlord’s knowledge, general office use is neither unlawful, nor will it result in any increase in the existing rate of insurance in the Building. In the event the existing rate of insurance is increased because of any breach by Tenant of this covenant, Tenant shall pay to Landlord any and all fines, penalties, and/or increases in insurance premiums resulting from such breach.

5. ENVIRONMENTAL PROVISIONS; RECYCLING.

          5.1 General. Tenant agrees to comply with any and all Environmental Laws (defined below) in connection with (1) Tenant’s use of the Premises, (2) any assignment, sublease or license of the Premises or any part thereof by Tenant, (3) any termination of this Lease and surrender of possession upon a default by Tenant hereunder, (4) any corporate reorganization, consolidation, recomposition or similar change in Tenant’s organization, (5) any acts, omissions and other activities of Tenant in or on the Building and the Land, and/or (6) any other fact or circumstance the existence and continuation of which imposes upon Tenant the obligation to comply therewith.

          5.2 Tenant’s Warranties and Covenants. During the Term of this Lease, Tenant warrants, represents and covenants to and with Landlord as follows:

                    5.2.1 The Premises will not, as the result of any acts or omissions of Tenant, contain (A) asbestos in any form, (B) urea formaldehyde foam insulation, (C) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million, or (D) any flammable explosives, radioactive materials, ha7ardc materials, hazardous wastes, hazardous, controlled or toxic substances, or any pollutant or contaminant, or related materials defined in or controlled pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), and in the regulations adopted and publications promulgated pursuant thereto, and any and all other federal, state and local laws, rules and regulations or orders pertaining to health, the environment and/or Hazardous Materials (collectively, “Environmental Laws”) (the substances described in (A), (B), (C) or (D) above being hereinafter collectively referred to as “Hazardous Materials”).

                    5.2.2 Except as specifically permitted by this Lease, the Premises will never be used by Tenant for any activities involving, directly or indirectly, the use, generation, treatment, transportation, storage or disposal of any Hazardous Materials.

                    5.2.3 Tenant (A) shall comply in the operation of its business, and in its use and occupancy of the Premises, with all Environmental Laws, (B) shall not store, utilize, generate, treat, transport or dispose of (or permit or acquiesce in the storage, utilization, generation, transportation, treatment or disposal of) any Hazardous Materials on or from the Premises, and (C) shall cause its employees, agents, contractors, assignees, sublessees, licensees and (while within the Premise invitees and business visitors to comply with the representations, warranties and covenants herein contained. For all purposes of this Section 5, references to “Tenant” shall be deemed to include acts and omissions committed by Tenant and Tenant’s agents, employees, contractors, subcontractors, assignees, sublessees, licensees and, while within the Premises, invitees and business visitors.

                    5.2.4 In the event of any storage, presence, utilization, generation, transportation, treatment or disposal of Hazardous Materials by Tenant in, on or about the Premises, Building and/or Land, or in the event of any Hazardous Materials Release (as hereinafter defined) for which Tenant bears responsibility under the provisions of this Section 5, Tenant shall, at the direction of Landlord or any federal, state, or local authority or other governmental authority, remove or cause the removal of any such Hazardous Materials and rectify any such Hazardous Materials Release, and otherwise comply or cause compliance with the laws, rules, regulations or orders of such authority, all at the expense of Tenant, including without limitation, the undertaking and completion of all investigations, studies, sampling and testing and all remedial, removal and other actions necessary to clean up and remove all such Hazardous Materials, on, from or affecting the Premises If Tenant shall fail to proceed with such removal or otherwise comply with such laws, rules, regulations or orders within the cure period permitted under the applicable law, regulation or order, the same shall constitute a default under Section 24 hereof, and Landlord may, but shall not be obligated to, do whatever is necessary to eliminate such Hazardous Materials from the Premises or otherwise comply with the applicable law, rule, regulation or order, acting either in its own name or in the name of Tenant pursuant to this Section, and the cost thereof shall be borne by Tenant and thereupon become due and payable as additional rent hereunder. Tenant shall give to Landlord and its agents and employees access to the Premises for such purposes and hereby specifically grants to Landlord a license to remove the Hazardous Materials and otherwise comply with such applicable laws, rules, regulations or orders, acting either in its own name or in the name of the Tenant pursuant to this Section.

                    5.2.5 Tenant hereby indemnifies and holds Landlord and each of its shareholders, subsidiaries, affiliates, officers, directors, partners, employees, agents and trustees, and any receiver, trustee or other fiduciary appointed for the Building, harmless from, against, for and in respect of, any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of actions, encumbrances, fines, penalties, and costs and expenses suffered, sustained, incurred or required to be paid by any such indemnified party (including, without limitation, reasonable fees and disbursements or attorneys, engineers, laboratories, contractors and consultants) because of, or arising out of or relating to (A) the violation by Tenant (or any of its agents, employees, contractors and, while within the Premises, invitees) of any of its representations, warranties and covenants under this Section 5, and (B) any Environmental Liabilities (as herein below defined) in connection with the Premises for which Tenant is responsible under the terms of this Section 5 of the Lease. For purposes of this indemnification clause, “Environmental Liabilities” shall include all costs and liabilities with respect to the future presence, removal, utilization, generation, storage, transportation, disposal or treatment of any Hazardous Materials or any release, spill, leak, pumping, pouring, emitting, emptying, discharge, injection, escaping, leaching, dumping or disposing into the environment (air, land or water) of any Hazardous Materials (each a “Hazardous Materials Release”), including without limitation, cleanups, remedial and response actions, remedial investigations and feasibility studies, permits and licenses required by,’ or undertaken in order to comply with the requirements of, any federal, state or local law, regulation, or agency or court, any damages for injury to person, property or natural resources, claims of governmental agencies or third parties for cleanup costs and costs of removal, discharge, and satisfaction of all liens, encumbrances and restrictions on the Premises relating to the foregoing. The foregoing indemnification and the responsibilities of Tenant under this Section 5 shall survive the termination or expiration of this Lease.

                    5.2.6 Tenant shall promptly notify Landlord in writing of the occurrence of any Hazardous Materials Release or any pending or threatened regulatory actions known to Tenant, or any claims made by any governmental authority or third party, relating to any Hazardous Materials or Hazardous Materials Release on or from, the Premises and shall promptly furnish Landlord with copies of any correspondence or legal pleadings or :documents in connection therewith. Landlord shall have the right, but shall not be obligated, to notify any governmental authority of any state of facts which may come to its attention with respect to any Hazardous Materials or Hazardous Materials Release on or from the Premises.

                    5.2.7 Upon expiration of the Term, as applicable, Tenant shall deliver the Premises to Landlord free of any and all Ha7nrdous Materials and any liens, encumbrances and restrictions relating to Environmental Liabilities, to the extent Tenant was otherwise responsible therefor.

          5.3 Permitted Materials. Notwithstanding Section 5.2 to the contrary, but subject to clauses (i) and (ii) of this Section 5.3, below, Tenant shall be permitted to temporarily store reasonable amounts of Hazardous Materials that are used in the ordinary course of Tenant’s Operation of the Permitted Use (the “Permitted Materials”) provided (i) such Permitted Materials are properly used, stored and disposed of in a manner and location meeting the requirements of all Environmental Laws and (ii) all Permitted Materials shall be approved in advance by Landlord with the exception those materials typically used in the operation of standard office equipment or for cleaning purposes, such as office cleaners, printing toners and the like, and which are used stored and disposed of in accordance with all applicable Environmental Laws (which common materials shall not require special written approval by Landlord). Any use, storage and disposal of Permitted Materials shall be subject to all of the terms of this Section 5 (except for the terms prohibiting same), and Tenant shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency with respect to any Permitted Materials. If said Permitted Materials are not being stored, used, or disposed of in compliance with all applicable laws, then Tenant shall immediately take :such corrective action as requested by Landlord. Should Tenant fail to take such corrective action within forty-eight (48) hours (or such lesser time period as may be appropriate in the event of Emergency. (as defined herein), Landlord shall have the right to perform such work on Tenant’s behalf and at Tenant’s sole expense, and Tenant shall promptly reimburse Landlord for any and all reasonable costs associated with said work.

          5.4 Landlord’s Covenants. If, during the Lease Term, (a) Landlord introduces Hazardous Materials in, on or under the Building or Land, or otherwise violates the requirements of any Environmental Laws, or (b) Hazardous Materials contamination in, on or under the Building or the Land which existed prior to Tenant’s taking occupancy of the Premises is discovered, and in either case, such contamination is not the responsibility of Tenant pursuant to Sections 5.2 and 5.3, above, then as between Landlord and Tenant, Landlord shall be responsible for making a prompt assessment of the scope and nature of the problem, and for taking remedial action, in conjunction (if appropriate) with applicable federal, state or local authorities; and in the event the presence of such Hazardous Materials was caused by Landlord, or its authorized agents, employees or contractors, Landlord shall be responsible for the cost to remediate any such contamination and/or correct any such violation, and for all fines, penalties and other actual damages arising therefrom. The foregoing is without prejudice to Landlord’s right to seek recovery of damages or losses from the parties at fault in any Hazardous Materials Release.

                    5.5 Recycling Regulations. Tenant shall comply with all orders, requirements and conditions now or hereafter imposed by any ordinances, laws, orders and/or regulations (hereinafter collectively called “regulations”) of any governmental body having jurisdiction over the Premises or the Building, whether required of Landlord or otherwise, regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash (hereinafter collectively called “waste products”) including but not limited to the separation of such waste products into receptacles reasonably approved by Landlord and the removal of such receptacles in accordance with any collection schedules prescribed by such regulations. Landlord shall provide Tenant with a copy of such regulations within ten (10) business days of the Commencement Date or the date such regulations are imposed, as applicable, or indemnify Tenant for all related costs fines, or fees. Landlord reserves the right (a) to refuse to accept from Tenant any waste products that are not prepared for collection in accordance with any such regulations, and (b) to require Tenant to pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with any such regulations.

6. LATE CHARGES; INTEREST.

          6.1 Late Charge. Tenant hereby acknowledges that late payment to Landlord of Base Rent or additional rent will cause Landlord to incur administrative costs and loss of investment income not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. If any Base Rent or additional rent due from Tenant is not received by Landlord or Landlord’s designated agent within five (5) business days after the date due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount, plus any reasonable attorneys’ fees and costs incurred by Landlord by reason of Tenant’s failure to pay Rent and other charges when due hereunder; provided, however, Landlord agrees to waive the first (1st) such late charge arising during any such year during the Term, up to a maximum of three (3) such waivers during the Term, provided that Landlord receives such overdue Base Rent, additional rent, or other sum within five (5) business days after the date Landlord provides Tenant with a written notice that such payment of Base Rent, additional rent or other charges is overdue. The parties hereby agree that such late charges represent a fair and reasonable estimate of the administrative cost that Landlord will incur by reason of Tenant’s late payment. Landlord’s acceptance of such late charges shall not constitute a waiver of Tenant’s default with respect to such overdue amount or estop Landlord from exercising any of the other rights and remedies granted hereunder.

          6.2 Interest. In addition to the administrative late charge provided for under Section 6.1, above, if any Base Rent or additional rent due from Tenant to Landlord is not paid within five (5) business days after the date due (if Tenant was not assessed a late charge by virtue of such late payment) or thirty (30) days after the date due (if Tenant was assessed a late charge by virtue of such late payment), Landlord shall have the option to charge interest on such unpaid amount from the date originally due until the date paid at an annual rate of interest (the “Default Rate”) equal to the lesser of (a) the Prime Rate plus three percent (3%) or (b) the highest annual rate of interest permitted under applicable law. Landlord’s acceptance of such interest shall not constitute a waiver of Tenant’s default with respect to such overdue amount or estop Landlord from exercising any of the other rights and remedies granted hereunder. The term “Prime Rate” shall mean the “Prime Rate” of interest as published from time to time in the Wall Street Journal, or if not so published, then the “Prime Rate” as established from time to time by the bank in which Landlord maintains its bank accounts with respect to the Building.

7. REPAIRS AND MAINTENANCE.

          7.1 Landlord’s Responsibilities. Landlord shall maintain or cause to be maintained, and after receiving notice or actual knowledge of the need for repair, shall repair and/or replace (as necessary and in a reasonably expedient manner) all structural and non-structural portions of the Building Systems (as hereafter defined), Common Areas (as hereafter defined) and Structural Elements (as hereafter defined), provided that, to the extent any of such maintenance or repairs is rendered necessary by the negligence or willful misconduct of Tenant, its agents, customers, employees, independent contractors, guests or (while within the Premises) invitees, Tenant shall be obligated to reimburse Landlord for all costs sustained by Landlord in connection therewith to the extent such costs are not covered by the fire and casualty insurance maintained, or required to be maintained, by Landlord on the Building, which reimbursement shall be due no later than ten (10) days after Landlord’s written demand. For the purposes of this Section 7, “Building Systems” shall mean the mechanical, electrical, communications, plumbing, elevator, sprinkler, and HVAC systems serving the Building and located outside of the confines of the Premises; “Common Areas” shall mean those areas of the Building which are available for the non-exclusive use of any tenant of the Building, including without limitation parking areas, lobbies, elevators, restrooms, stairs, corridors, janitor’s closets, and electrical and telephone closets; and “Structural Elements” shall mean the structural components of the Building’s base building improvements, including structural components which integrate with the interior tenant improvements within the Premises, including without limitation the roof, foundations, exterior structural walls and other load-bearing elements of the Building.

          7.2 Tenant’s Responsibilities. Except for (i) repairs to Building Systems, Common Areas and Structural Elements, (ii) warranty repairs related to Landlord’s Work (if any), (iii) janitorial and cleaning services to the extent provided by or through Landlord under Section 8.1, below, and (iv) repairs to the interior of the Premises to the extent the same are rendered necessary by the negligence or willful misconduct of Landlord and its agents, employees and independent contractors, and are not covered by the fire and casualty insurance maintained, or required to be maintained, by Tenant under this Lease, Tenant shall be responsible (at Tenant’s sole expense) for repairs and maintenance to the interior of the Premises.

          7.3 Notification Requirements. Landlord shall be under no obligation to inspect the Premises. Tenant shall promptly report in writing to Landlord any defective condition in the Premises actually known to Tenant which Landlord is required to repair, and failure to so report such defects shall excuse any delay by Landlord in commencing and completing such repair to the extent the same would otherwise be Landlord’s responsibility under this Lease. In addition, if Tenant fails to report a defective condition within the Premises promptly, and such failure results in any incremental additional repair expense, Tenant shall be responsible for such incremental additional expense.

          7.4 Expenses. All expenses incurred by Landlord pursuant to this Section 7 (to the extent not payable directly by Tenant as above provided) will be included within “Operating Costs” as defined in Section 9, below, to the extent not excluded under Section 9.6.

8. UTILITIES AND SERVICES.

          8.1 Hours of Service. From 8:00 a.m. to 6:00 p.m. on weekdays (the “Normal Business Hours”) (excluding the following holidays: New Year’s Day, Martin Luther King, Jr. Day, President’s Day, Patriot’s Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, the day after Thanksgiving, Christmas Day and any holiday designated as such by an Executive Order of the President of the United States or by Act of Congress, herein collectively referred to as “Holidays”), Landlord shall furnish (i) electricity to the Premises for lighting and for the operation of normal and customary office machines, heating, ventilation and air-conditioning (“HVAC”) service, (ii) hot and cold water to common area restrooms, and (iii) if applicable, elevator service. Landlord shall also provide for toilet cleaning and supply, common area and in-suite janitorial services, and window washing (collectively “Janitorial Services”) on weekdays (excluding Holidays) in accordance with the specifications set forth in Exhibit E. Landlord shall also provide electrical service (excluding HVAC), hot and cold water and at least one elevator (if applicable), as above provided, at all times other than Normal Business Hours. The cost of all of the foregoing services furnished by Landlord shall constitute Operating Costs, as the case may be and shall be payable as provided in Section 9 of this Lease.

          8.2 Additional HVAC Service. If requested by Tenant, Landlord shall furnish HVAC service at times other than Normal Business Hours at the cost of such service as established from time to time by Landlord; provided, however, Tenant shall notify Landlord twenty-four (24) hours in advance. The cost of such service shall initially be Forty-five Dollars ($45.00) for each hour for which such service is requested, but Landlord shall have the right to adjust such charges in proportion to any increase after the date hereof in the rate charged by the applicable utility company for electric service being provided to the Building. All additional charges under this Section 8.2 shall be paid by Tenant as additional rent as provided in Section 2, above. If the quantity or kind of utilities or services furnished by Landlord to the Premises to meet Tenant’s requirements is excessive or abnormal relative to the utilities and services consumed by office tenants generally, as determined in accordance with Section 8.4, below, Tenant shall reimburse Landlord upon demand for the additional cost resulting from Tenant’s excessive or abnormal consumption.

          Notwithstanding the foregoing, Tenant shall have the right to install, at Tenant’s expense, additional HVAC equipment so that Tenant shall be able to have HVAC service at all hours to a. designated area of the Premises, including times other than Normal Business Hours, which service shall be separate and distinct from the HVAC service provided to the Premises as a whole. The plans for the design and installation of such additional HVAC service shall be subject to Landlord’s prior review and approval in accordance with the terms of this Lease and Exhibit C, such approval not to be unreasonably withheld or delayed. Tenant’s plans for the additional HVAC service shall include the installation, at Tenant’s expense, of a separate check meter for the energy consumption for the system, and Tenant shall be responsible for paying all additional utility charges arising out of the use of the foregoing additional HVAC system, as reasonably determined by Landlord based on readings of such check meter.

          8.3 Additional Provisions. Except as specifically provided in Section 8.5, below, Landlord shall not be liable to Tenant for any loss, injury or damage to property, or loss of income or other business loss, caused by or resulting from any variation, interruption, or failure of such services due to any cause whatsoever, or from failure to make any repairs or perform any maintenance. In addition, Landlord shall not be liable to Tenant for (a) any damage to the Premises, (b) any loss, damage or injury to any property therein or thereon, (c) any claims for the interruption of or loss to Tenant’s business or (d) for any indirect damages or consequential losses, to the extent occasioned by bursting, rupture, leakage Or overflow Many plumbing or other pipes, other water leakage or flooding, or other similar causes in, above., upon or about the Premises or the Building. If any public utility or governmental body shall require Landlord or Tenant to restrict the consumption of any utility or reduce any service to the Premises or the Building, Landlord and Tenant shall comply with such requirements, without any abatement or reduction of the Base Rent, additional rent or other sums payable by Tenant hereunder.

          8.4 Measurement of Tenant’s Electrical Consumption. Landlord reserves the right (i) to install, with ten(‘ 0) days notice to Tenant, at Tenant’s expense, electrical measurement devices or submeters to measure Tenant’s electrical consumption precisely or (ii) to determine Tenant’s electrical consumption by engineering surveys (to the extent that Landlord does not install separate electrical measurement devices), which surveys shall be based-on the actual electrical consumption for the Building in which the Premises is located. Such -engineering surveys will be conducted by a licensed third party engineer selected by Landlord whose findings will be determinative except as hereafter provided, and such survey(s) will be conducted in accordance with reasonable and sound engineering practices. Tenant’s electrical consumption hereunder, whether determined by measurement devices or surveys, shall be that associated with the electrical lights, outlets, and other electrical connections located within the Premises and shall not include the electrical consumption of the HVAC unit which serves the Premises (the cost of which electrical consumption shall be included within Operating Costs pursuant to Section 9). If not measured by measurement devices or engineering surveys, Tenant’s obligation to pay for its pro rata share of electrical costs shall be based upon Tenant’s Share of the total costs of electricity for the Building.

          13.5 Interruption in Services. Notwithstanding any provision of Section 8.3, above, to the contrary, in the event that (i) the supply of hot and cold water, HVAC service, electrical service, and/or (if applicable) elevator service for a minimum of one (1) elevator (each an “Essential Service”) to the Premises is interrupted as a result of the negligence or willful misconduct of Landlord, or its agents, employees or contractors (and not as a result of any cause beyond Landlord’s reasonable control, such as a general electrical outage or blackout), and (ii) such interruption continues for a period exceeding five (5) consecutive business days after Tenant first notifies Landlord of such interruption in writing and (iii) as a result thereof Tenant is unable to and does not in fact conduct business from the Premises or any applicable portion thereof, then from and after such fifth (5th) consecutive business day, Tenant shall be entitled to abate its Base Rent and additional rent obligations hereunder as to the Premises or portion thereof which is not usable (and is in fact not used) until such time as the applicable Essential Service is restored. The foregoing shall constitute Tenant’s sole and exclusive remedy in the event of an interruption of services to the Premises In addition, if Landlord fails promptly to commence, and to use diligent efforts thereafter, to cure (Or to cause the applicable utility provider to cure) the applicable interruption or failure (even if not caused by Landlord’s negligence or misconduct), then Tenant shall have the right to exercise its right of self-help as more fully set forth in Section 34.4, below (subject to any provisions therein requiring notice and the opportunity to cure), and all reasonable expenses incurred by Tenant in the exercise of such right shall be recoverable by Tenant from Landlord.

9. EXPENSE INCREASES.

          9.1 Defined. For each calendar year or portion thereof during the Term, Tenant shall pay, as additional rent to Landlord, Tenant’s Share of an amount (hereinafter referred to as “Expense Increases”) equal to the difference between:

                    (A) Operating Costs (defined in Section 9.5, below) for such calendar year; and

                    (B) Operating Costs for the Operating Costs Base Year (defined in Section 9.2, below).

          9.2 Base Year. For all purposes hereof, the “Operating Costs Base Year” shall be the 2000 calendar year.

          9.3 Estimated Payments. Tenant shall make monthly installment payments on an estimated basis toward Tenant’s Share of Expense Increases, in an amount equal to one-twelfth (1/12) of Landlord’s estimate of the Tenant’s Share of Expense Increases for the then-current calendar year. Tenant’s obligation to make monthly installment payments toward Tenant’s Share of Expense Increases shall not commence until the first 1st day of the thirteenth 13th month of the Term. The oregomg estimate(s) shall be based on Landlord’s reasonable estimate of Expense Increases for such calendar year (which shall not exceed 5% of the prior year’s Expense Increases in the absence of evidence that a larger estimate is warranted). Landlord shall endeavor to communicate such estimate to Tenant on or before the date Landlord provides Tenant with the Expense Statement referenced in Section 9.4, below, provided that until Landlord provides such estimate to Tenant, Tenant’s estimated payments will be based upon the prior year’s estimate. If at any time or times during such calendar year, it appears to Landlord that Tenant’s Share of Expense Increases for such calendar year will vary from Landlord’s estimate by more than five percent (5%) on an annualized basis, Landlord may, by written notice to Tenant, revise its estimate for such calendar year and Tenant’s estimated payments hereunder for such calendar year shall thereupon be based on such revised estimate.

          9.4 Annual Reconciliation. Within approximately one hundred twenty (120) days after the end of each calendar year after the Operating Costs Base Year, Landlord shall provide to Tenant a statement (the “Expense Statement”) and, if requested by Tenant, such confirmatory documentation, setting forth Operating Costs for such calendar year and Tenant’s Share of Expense Increases for such year, calculated in accordance with Section 9.1, above. Notwithstanding Tenant’s confirmatory documentation request, within fifteen (15) days after the delivery of such Expense Statement, Tenant shall pay to Landlord any deficiency between (a) Tenant’s Share of Expense Increases for such calendar year, and (b) any payments made by Tenant thereto in accordance with Section 9.3, above. If the payments made by Tenant pursuant to Section 9.3 exceed the amount shown in the Expense Statement as Tenant’s Share of Expense Increases for such calendar year, the excess amount shall be applied against the next payment(s) of Base Rent or additional rent coming due hereunder, unless the Lease shall have expired, in which event Landlord shall refund such excess at the time of its delivery of the Expense Statement.

          9.5 Operating Costs. The term “Operating Costs” shall mean any and all expenses incurred by Landlord in connection with the operation, management, maintenance and repair of the Building and the Land, and all easements, rights and appurtenances thereto, but excluding the expenses identified in Section 9.6, below. Operating Costs shall include:

                    (a) the cost of the personal property used in conjunction therewith;

                    (b) subject to Section 9.5(1), below, costs to repair and maintain the Building, Land, Building Systems, Common Areas and Premises (but excluding repairs to Structural Elements, which shall be Landlord’s sole responsibility, and which are hereinafter referred to as “Structural Repairs”);

                    (c) all expenses paid or incurred by Landlord and surcharges imposed against the Building for electricity, water, gas, sewer, oil, and other utility services, including electricity provided to the HVAC units which serve the Building, including without limitation, any HVAC units which serve those areas of the Building (including the Premises) which are leased and/or leaseable to tenant (including Tenant);

                    (d) any other costs and expenses incurred in connection with the provision of the utilities and services set forth in Section 8, above, including without limitation the maintenance, repair and replacement of the Building Systems furnishing such utilities and/or services;

                    (e) the cost of Building supplies and materials;

                    (f) the cost of cleaning and janitorial services in or about the Premises, the Building (including without limitation common areas) and the Land;

                    (g) the cost of window glass replacement, repair and cleaning;

                    (h) the cost of repair and maintenance of the grounds, including costs of landscaping, gardening and planting, including service or management contracts with independent contractors, and including security and energy management services and costs;

                    (i) costs to achieve day-to-day compliance with any governmental laws, rules, orders or regulations in the operation of the Building and the provision of services hereunder;

                    (j) utility taxes;

                    (k) the amount of compensation (including employment taxes, fringe benefits, salaries, wages, medical, surgical, and general welfare benefits such as health, accident and group life insurance, pension payments, payroll taxes, and worker’s compensation insurance) paid for all persons who perform duties in connection with the operation, management, maintenance and repair of the Building, including building engineers, custodial staff and similar operating personnel, and including the property manager, but excluding any executives or other employees of Landlord or its property management firm who are above the level of property manager, and excluding any portion of such compensation which is not reasonably allocable to services performed for the Building;

                    (1) any capital expenditures incurred to reduce Operating Costs, to comply with any governmental law, order, regulation or other legal requirement enacted after the Commencement Date of this Lease, to replace existing equipment and machinery necessary to the day to day operation of the Building, or which are capital replacements (i.e., replacements of common area or common usage Building components and systems in lieu of capital repairs otherwise required to be made thereto, but excluding capital replacements made in lieu of Structural Repairs), provided that (i) each such capital expenditures shall be amortized on a monthly basis over the useful life thereof (not to exceed one hundred twenty (120) months) at a maximum interest rate of twelve percent (12%) per annum, and the amount recoverable by Landlord as an Operating Cost in each year of the Term thereafter occurring (including the year in which such expenditure is made) shall equal the sum of all such amortization payments payable during each such year, and (ii) with respect to any capital expenditure which is incurred solely to reduce Operating Costs, the amount otherwise recoverable under clause 9.5(1)(i), above, shall be further limited by the amount of such reduction which is achieved in each applicable year.

                    (m) cost of premiums for casualty, liability, elevator, workman’s compensation, boiler and machinery, sprinkler leakage, rent loss, use and occupancy and other insurance;

                    (n) license, permit and inspection fees;

                    (o) property management fees at rates customary for those charged for comparable first class office buildings in the vicinity of the Building;

                    (p) vault space rentals and public space rentals, if any;

                    (q) the cost of ordinary compliance with Environmental Laws;

                    (r) personal property taxes which may be assessed against personal property which is used in the management, operation, and/or maintenance of the Building;

                    (s) [intentionally deleted]

                    (t) the cost of trash removal, including all costs incurred in connection with waste product recycling pursuant to Section 5.5 (except to the extent any such costs are charged directly to the tenants);

                    (u) any local and state governmental or quasi-governmental surcharges or special charges assessed in connection with the operation and maintenance of the Building;

                    (v) the cost of uniforms and dry cleaning for on-site Building personnel;

                    (w) the cost of snow and ice removal or prevention;

                    (x) the cost of telephone, telegraph, postage, stationery supplies and other materials and expenses required for the routine operation of the Building;

                    (y) environmental remediation costs for the common or public areas of the Building, but only to the extent that the need for such remediation is not caused by Landlord, its agents or employees or previous owners of the Building or Land;

                    (z) association assessments or other assessments for project-wide common area services; and

                    (aa) any other expense or charge whether or not hereinbefore described which, in accordance with generally accepted accounting and management practices, would be considered a reasonable and necessary expense of maintaining, managing, operating or repairing the Building and/or the Land.

          9.6 Exclusions. Notwithstanding the foregoing; Operating Costs shall not include any of the following: (1) capital expenditures, except those set forth in item 9.5 (1), above; (2) costs of any special services rendered to individual tenants (including Tenant), for Which a special, separate charge shall be made; (3) painting, redecorating or other similar work which Landlord performs for specific tenants, the expenses of which are paid by such tenants or, if; aid by Landlord, do not arise out of necessary repairs recoverable under Section 9.5; (4) Real Estate Taxes (as defined in Section 10); (5) depreciation or amortization of costs required to be capitalized in accordance with generally accepted accounting practices (except as set forth in Section 9.5(1), above); (6) ground rent, if Landlord’s interest in the Land is derived solely from a ground lease; (7) interest and amortization of funds borrowed by Landlord (except as specifically provided above); (8) leasing commissions, and advertising, legal, space planning and construction expenses, incurred in procuring, negotiating leases with, and installing leasehold improvements for, tenants or prospective tenants of the Building; (9) salaries, wages, or other compensation paid to officers or executives of Landlord (or Landlord’s property management firm) in their capacities as officers and executives; and (10) any other expenses for which Landlord actually receives direct reimbursement from insurance, condemnation awards, other tenants or any other source, excluding general payments of Expense Increases pursuant to this Section 9 by Tenant and other tenants of the Building.

          9.7 Further Adjustment. In the event Landlord shall furnish any utility or service which is included in the definition of Operating Costs to less than ninety-five percent (95%) of the rentable area of the Building because (i) the average occupancy level of the Building for the Operating Costs Base Year and/or any subsequent calendar year was not ninety-five percent (95%) or more of full occupancy, (ii) any such utility or service is not required by or provided to one or more of the tenants or occupants of the Building, and such tenant(s) is(are) not required to contribute its(their) proportionate share thereof, or (iii) any tenant or occupant is itself obtaining or providing any such utility or services directly, then the Operating Costs for such year (including the Operating Costs Base Year) shall be adjusted to include all additional costs, expenses and disbursements that Landlord reasonably determines would have been incurred had the Building been ninety-five percent (95%) occupied during the year in question and such utilities and services provided to all tenants. The intent of this Section 9.7 is to ensure that the reimbursement of all Operating Costs is fair and equitably allocated among the tenants receiving such utilities and services. In the calculation of Operating Costs hereunder, no expense shall be charged more than once.

          9.8 Allocation of Multi-Building Operating Costs. If and to the extent the Building is part of a larger project, business park or master development, and services or items which are within the definition of Operating Costs are provided to multiple buildings in such project on a shared basis, Landlord shall allocate to the Building for the Operating Costs Base Year and each calendar year or portion thereof during the Term an equitable portion of the Operating Costs arising out of such services or items, that is, the portion of the total cost of such services or items which corresponds to the Building’s equitable share thereof. By way of example, landscaping costs which are contracted as an entirety for a multi-building project shall be allocated on an appropriate basis between all tenantable buildings in such project.

10. INCREASES IN REAL ESTATE TAXES

          10.1. Defined. For each calendar year or portion thereof during the Term, Tenant shall pay as additional rent to Landlord, without diminution, set-off or deduction, Tenant’s Share of an amount (hereinafter referred to as “Tax Increases”) equal to the difference between:

                    (A) Real Estate Taxes (defined in Section 10.5, below) payable with respect to such calendar year; and

                    (B) Real Estate Taxes payable with respect to the Real Estate Tax Base Year (defined in Section 10.2, below).

          10.2 Base Year. For all purposes hereof, the “Real Estate Tax Base Year” shall be the 2000 fiscal year (that is July 1, 1999 through June 30, 2000).

          10.3 Estimated Payments. Tenant shall make monthly installment payments toward Tenant’s Share of Tax Increases on an estimated basis, based on Landlord’s reasonable estimate of Tax Increases for such calendar year. Tenant shall pay Landlord commencing on the first day of the month immediately following the last day of the Real Estate Tax Base Year, and on the first day of each month thereafter during the Term, one-twelfth (1/12) of Landlord’s estimate of Tenant’s Share of Tax Increases for the then-current calendar year. If at any time or times during such calendar year, it appears to Landlord that Tenant’s Share of Tax Increases for such calendar year will vary from Landlord’s estimate by more than five percent (5%) on an annualized basis, Landlord may, by written notice to Tenant, revise its estimate for such calendar year and Tenant’s estimated payments hereunder for such calendar year shall thereupon be based on such revised estimate.

          10.4 Annual Reconciliation. Within one hundred twenty (120) days after the end of each calendar year after the Real Estate Tax Base Year, Landlord shall provide to Tenant a statement (the “Tax Statement”) setting forth the total Real Estate Taxes for such calendar year and Tenant’s Share of Tax Increases for the applicable year. Within fifteen (15) days after the delivery of such Tax Statement, Tenant shall pay to Landlord any deficiency between the amount shown as Tenant’s Share of Tax Increases for such fiscal year and the estimated payments made by Tenant toward such amount in accordance with Section 10.3, above. In the case of excess estimated payments, the excess shall be applied against estimated payments of Real Estate Taxes for the subsequent calendar year, unless the Lease shall have expired, in which event Landlord shall refund such excess, without interest, with the delivery of the Tax Statement.

          10.5 Real Estate Taxes. For purposes of this Lease, “Real Estate Taxes” shall mean all taxes and assessments, general or special, ordinary or extraordinary, foreseen or unforeseen, assessed, levied or imposed upon the Land and/or the Building, or assessed, levied or imposed upon the fixtures, machinery, equipment or systems in, upon or used in connection with the operation of the Land and/or the Building under the current or any future taxation or assessment system or modification of, supplement to, or substitute for such system. Real Estate Taxes (a) shall include all reasonable expenses (including, but not limited to, attorneys’ fees, disbursements and actual costs) incurred by Landlord in obtaining or attempting to obtain a reduction of such taxes, rates or assessments, including any legal fees and costs incurred in connection with contesting or appealing the amounts or the imposition of any Real Estate Taxes, and (b) shall exclude any franchise, capital stock, capital, rent, income, profit or similar tax or charge. Landlord shall pay any special assessment by installments to the extent it has the right to do so, and in such event, Real Estate Taxes shall include such installments and interest paid on the unpaid balance of the assessment. In the event Landlord succeeds in obtaining a reduction of such taxes, rates or assessments, then, after reimbursement to Landlord of all related expenses (including, but not limited to, attorneys’ fees, disbursements and actual costs) incurred by Landlord in obtaining such reduction, Tenant shall be entitled to receive promptly its proportionate share of the net amount of any refund received or reduction obtained by Landlord to the extent allocable to the Term of this Lease.

          10.6 Project Taxes. To the extent the Building and/or Land is part of a larger project or development, Landlord shall have the right (but not the obligation) to allocate to the Building an appropriate portion of those Real Estate Taxes which are incurred with respect to the project as a whole. By way of example, except to the extent there are separate tax assessments for each such building, taxes for a multi-building project shall for the Real Estate Tax Base Year and each calendar year or portion thereof during the Term be allocated on an appropriate basis between all tenantable buildings in the project.

11. ADDITIONAL PROVISIONS; OPERATING COSTS AND REAL ESTATE TAXES.

          11.1 Partial Year: End of Term. To the extent Real Estate Taxes, and/or any items of Operating Costs, cannot more accurately be determined for any partial calendar year of the Term by a method other than proration, the parties agree that such determination shall be made by multiplying the amount thereof for the full calendar year by a fraction, the numerator of which is the number of days during such partial calendar year falling within the Term and the denominator of which is 365. If this Lease terminates on a day other than the last day of a calendar year, the amount of any adjustment to Tenant’s Share of Expense Increases and Tax Increases with respect to the calendar year in which such termination occurs shall be prorated on the basis which the number of days from the commencement of such calendar year to and including such termination date bears to 365; and any amount payable by Landlord to Tenant or Tenant to Landlord with respect to such adjustment shall be payable within thirty (30) days after delivery by Landlord to Tenant of the Expense Statement or Tax Statement, as the case may be, with respect to such calendar year.

          11.2 Other Taxes. In addition to Tenant’s Share of both Expense Increases and Tax Increases: (a) Tenant shall pay to Landlord (in accordance with Section 1.5, above) Tenant’s Share of any taxes imposed upon the Premises, the Building, the Land or the rents payable hereunder in the nature of a sales or use tax or other levy (but not including any income or franchise tax, net profits tax, estate tax, inheritance tax or payroll tax); and (b) Tenant shall pay, prior to delinquency, all personal property taxes payable with respect to all property of Tenant located in the Premises or the Building and shall provide promptly, upon request of Landlord, written proof of such payment.

          11.3 Timing of Estimates. If Landlord does not determine its estimate for the then current calendar year of Tenant’s Share of Expense Increases and/or Tax Increases until February 1 or later, Tenant shall continue to make such payments at the prior calendar year’s rate, and in such event, Tenant’s first such estimated payment installment after such estimate is first made or updated shall include, retroactively, any increases in the monthly estimated payments applicable since January 1 of the same calendar year.

12. TENANT’S INSURANCE.

          12.1 Coverage Requirements. Tenant shall during the Term of this Lease, procure at its expense and keep in force the following insurance: (i) Commercial general liability insurance naming the Landlord and Landlord’s managing agent as additional insureds against any and all claims for bodily injury and property damage occurring in or about the Premises Such insurance shall have a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollar ($2,000,000) aggregate limit and excess umbrella liability insurance in the amount of Two Million Dollars ($2,000,000). If Tenant has other locations that it owns or leases, the policy shall include an aggregate limit per location endorsement. Such liability insurance shall be primary and not contributing to any insurance available to Landlord and Landlord’s insurance shall be in excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this Lease to obtain; (ii) personal property insurance insuring all equipment, trade fixtures, inventory, fixtures and personal property located within the Premises for perils covered by the causes of loss — special form (all risk) and in addition, coverage for flood, earthquake and boiler and machinery (if applicable), which insurance shall be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing; (iii) workers’ compensation insurance in accordance with statutory laws and employers’ liability insurance with a limit of not less than One Hundred Thousand Dollars ($100,000) per employee and Five Hundred Thousand Dollars ($500,000) per occurrence; (iv) business interruption and/or loss of rental insurance in an amount equal to at least to the next twelve (12) months of the Base Rent payable by Tenant hereunder, and which shall not contain a deductible greater than an amount equal to seventy-two (72) hours of the Base Rent in effect at such time (or an equivalent amount expressed in dollars), and which shall name Landlord as an additional insured; and (v) such other insurance as may be required by Landlord’s beneficiaries or mortgagees of any deed of trust or mortgage encumbering the Premises, or as is reasonable and customary for first class office buildings in the area in which the Building is located.

          12.2 Rating; Certificates; Cancellation. The policies required to be maintained by Tenant shall be with companies rated A:X or better in the most current issue of Best’s Insurance Reports, and licensed to do business in the state in which the Premises are located and domiciled in the USA.

Except as provided in Section 12.1, above, any deductible amounts under any insurance policies required hereunder shall not exceed One Thousand Dollars ($1,000). Evidence of insurance (certificates and copies of the policies may be required) shall be delivered to Landlord prior to the Commencement Date. Each policy of insurance shall provide notification to Landlord at least thirty (30) days prior to any cancellation or modification. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Landlord as required by this Lease.

13. LANDLORD’S INSURANCE.

          At all times during the Lease Term, Landlord will maintain (a) fire and extended coverage insurance covering the Building, in an amount sufficient to prevent Landlord from being a co-insurer ‘under its policies of insurance, and (b) public liability and property damage insurance in an amount customary for properties which are comparable to the Building, as determined by Landlord in its sole but reasonable discretion. Landlord will-cooperate with Tenant to recover from Landlord’s insurance company any amounts which may be due Tenant, provided that it is understood that Tenant’s own insurance shall always be its primary insurance and any recovery from Landlord’s insurance shall be strictly on the condition that it does not jeopardize or ‘diminish in any manner Landlord’s ability to recover for its losses. Landlord shall also’ ave the right to obtain such other types and amounts of insurance coverage on the Building and Landlord’s liability in connection with the Building as Landlord determines is customary or advisable for a first class office building in the Greater Boston metropolitan area. Tenant acknowledges and agrees that all premiums for insurance obtained by Landlord pursuant to this Section 13 shall be included within “Operating Costs,” as such term is defined in Section 9, above.

14. DAMAGE OR DESTRUCTION.

          14.1 Damage Repair.

                    14.1.1 If the Premises shall be destroyed or rendered untenantable, either wholly or in part, by fire or other casualty, then, unless this Lease is terminated for reasons permitted pursuant to Sections 14.2 and/or 14.5, below, Landlord shall, within thirty. (30) days after the date of such casualty, provide Tenant with Landlord’s good faith written estimate (the “Estimate”) of how long it will take to repair or restore the Premises.

                    14.1.2 If the Estimate indicates that Landlord will require less than two hundred forty (240) days after the date of such casualty to perform such repairs or restoration, then this Lease shall continue in full force and effect, and Landlord shall, promptly after adjusting the insurance claim and obtaining governmental approvals for reconstruction, commence and diligently prosecute to completion the restoration of the Premises to their condition immediately prior to such casualty, subject to Section 14.4 below and subject to Force Majeure (as defined in Section 47.8, below) or delay caused by Tenant. Pending the restoration of the Premises so that Tenant shall have the ability to resume normal business operations, Base Rent shall be abated in the same proportion as the untenantable portion of the Premises bears to the whole thereof.

                    14.1.3 If Landlord indicates within the Estimate that it will require in excess of two hundred forty (240) days after the date of such casualty to fully repair or restore the Premises in accordance herewith, then within thirty (30) days after Landlord delivers Tenant the Estimate, either Landlord or Tenant shall have the right to terminate this Lease by written notice to the other, which termination shall be effective as of the date of such notice of termination, and all liabilities and obligations of Landlord and Tenant thereafter accruing shall terminate and be of no legal force and effect.

                    14.1.4 If neither party elects to terminate the Lease, as aforesaid, and Landlord fails or declines to exercise any other termination right pursuant to this Section 14, Landlord shall, promptly after adjusting the insurance claim and obtaining governmental approvals for reconstruction, commence and diligently prosecute to completion the restoration of the Premises to their condition immediately prior to such casualty, subject to Section 14.4 below and subject to Force Majeure (as defined herein) or delay caused by Tenant. If such restoration is not substantially completed within two hundred forty (240) days after the date of the casualty, (or such longer period as was referenced in the Estimate, if applicable), then for a period of up to thirty (30) days after the expiration of such period (but in all events no later than the date Landlord substantially completes its restoration of the Premises), Tenant shall have the right to terminate this Lease upon thirty (30) days prior written notice to Landlord; provided, however, that if Landlord completes such restoration prior to the end of the thirty (30) day notice period, Tenant’s notice of termination shall be deemed rescinded and ineffective for all purposes, and this Lease shall continue in full force and effect. The provisions of this Section are in lieu of any statutory termination provisions allowable in the event of casualty damage.

          14.2 Termination for Material or Uninsured Damages. If (i) the Building shall be materially destroyed or damaged to the extent that the restoration of such, in Landlord’s judgment, is not economical or feasible, or (ii) the Building shall be materially destroyed or damaged by any casualty other than a casualty covered by the insurance policies required to be maintained by Landlord hereunder, notwithstanding that the Premises may be unaffected directly by such destruction or damage, or (iii) Landlord’s mortgagee: (if any) requires that the proceeds of insurance be applied to reduce any amounts outstanding under such mortgage, then in any such event, Landlord may, at its election, terminate this Lease by notice in writing to Tenant within thirty (30) days after such destruction or damage. Such notice shall be effective thirty (30) days after receipt thereof by Tenant.

          14.3 Business Interruption. Other than rental abatement as and to the extent provided in Section 14.1, no damages, compensation or claim shall be payable by Landlord for inconvenience or loss of business arising from interruption of business, repair or restoration of the Building or the Premises.

          14.4 Repairs. Landlord’s repair obligations, if any, shall be limited to restoration of improvements which are covered by the insurance policies required to be maintained by Landlord hereunder. Tenant acknowledges that any such repairs or restorations shall be subject to applicable laws and governmental requirements, the requirements of Landlord’s mortgagee (if any), and to delay in the process of adjusting any insurance claim associated therewith; and neither delays resulting from any of the foregoing nor modifications to the Building or to the interior of the Premises occurring by virtue of the application of such requirements shall constitute a breach of this Lease by Landlord as long as Landlord uses reasonable efforts to commence and complete such repairs and restorations in a timely fashion consistent with the pre-existing condition of the applicable improvements.

          14.5 End of Term Casualty. Anything herein to the contrary notwithstanding, if the Premises are destroyed or damaged during the last eighteen (18) months of the Lease Term, then either Landlord or Tenant shall have the right to terminate this Lease upon thirty (30) days prior written notice to the other, which termination shall be effective on the thirtieth (30th) day after the other party’s receipt of such notice. Such notice must be delivered within thirty (30) days after such casualty, or shall be deemed waived.

          14.6 Relocation to Interim Space. If all or part of the Premises is damaged or destroyed by fire or other casualty and neither party elects to exercise its termination right hereunder (or if no termination rights are triggered), then Landlord shall have the option, to be exercised by delivering written notice to Tenant within thirty (30) days after the date of such casualty, to relocate Tenant to available space in the Building which is comparable to the Premises (the “Interim Space”) for the period during which the Premises are repaired or restored, provided that (i) Landlord shall pay the reasonable and actual costs to move Tenant’s moveable fixtures, furniture and equipment into the Interim Space, and out of the Interim Space when the Premises is repaired, (ii) the square footage of the Interim Space shall not be less than ninety:percent (90%) of the square footage of the Premises unless Tenant agrees otherwise, (iii) the Interim Space shall be reasonably suitable for the conduct and operation of Tenant’s business, and (iv) upon occupancy of the Interim Space, Tenant shall pay Landlord Base Rent and additional rent for the Interim Space as set forth in this Lease, which shall be adjusted to reflect the square footage of the Interim Space; however, in no event shall the Base Rent and additional rent for the Interim Space exceed the Base Rent and additional rent for the Premises If Landlord exercises the foregoing option, Tenant shall relocate from the Premises to the Interim Space within thirty (30) days after receipt of Landlord’s notice; and Tenant shall relocate from the Interim Space to the reconstructed Premises within thirty (30) days after Landlord notifies Tenant that the repair of the Premises has been substantially completed.

15. MACHINES AND EQUIPMENT: ALTERATIONS AND ADDITIONS: REMOVAL OF FIXTURES.

          15.1 Floor Load, and Excessive Noise, Vibration, and Electrical Usage. Tenant shall not, without Landlord’s prior consent, which consent if given shall be given in a timely manner, place a load upon the floor of the Premises which exceeds the maximum live load per square foot which Landlord (or Landlord’s architect or engineer) determines (in its good faith professional judgment) is appropriate for the Building. Tenant will notify Landlord prior to the installation of any high-density filing systems, or any unusually heavy equipment or machinery, in the Premises, and all such installations shall be subject to Landlord’s reasonable consent. Business machines, mechanical equipment and materials belonging to Tenant which cause vibration, noise, cold, heat or fumes that may be transmitted to the Building or to any other leased space therein to such a degree as to be objectionable to Landlord or to any other tenant in the Building shall be placed, maintained, isolated, stored and/or vented by Tenant (at its expense) so as to absorb and prevent such vibration, noise, cold, heat or fumes. Except as may otherwise be provided in Exhibit C hereto, Landlord shall not be required to supply electrical current for equipment that requires more than 110 volts, and Tenant will not install or operate in the Premises any electrical or other equipment whose electrical energy consumption exceeds that of normal office use, without first obtaining the prior consent in writing of Landlord, who may condition such consent upon the payment by Tenant of additional rent to compensate (at cost) for excess consumption of water and/or electricity, increases to the capacity of Building Systems, and other similar requirements. All changes, replacements or additions to any Building Systems which may be necessitated by the installation and operation of such electrical equipment and/or machinery by Tenant shall be subject to Landlord’s consent, and shall be performed under Landlord’s direction at Tenant’s expense.

          15.2 Alterations - Generally. Tenant may make cosmetic alterations (i.e., repainting, replacement of carpeting, installation of wall covering, etc.) to the Premises without Landlord’s consent, provided that Landlord is notified in writing prior to commencement of any such cosmetic alterations and the same do not diminish the value of the Premises in more than a de minimis amount. All other alterations, additions and improvements proposed to be made to the Premises by Tenant (hereinafter, “Alterations”) shall be subject to Landlord’s prior written approval, in accordance with the standards hereafter set forth. In the case of Alterations which are structural or visible from the exterior of the Premises, such approval may be withheld or conditioned in Landlord’s sole, absolute, and subjective discretion. In the case of all other Alterations, such consent may not be unreasonably withheld, conditioned, or delayed. Without limitation, it shall not be unreasonable for Landlord to deny its consent to any Alterations (a) which would diminish the value of the leasehold improvements to the Premises in more than a de minimis amount, (b) which would adversely affect any Building Systems, (c) which would adversely affect the structural elements of the Building, (d) which would impose on Landlord any special maintenance, repair, or replacement obligations not within the scope of those expressly provided for herein, or (e) which would constitute “non-standard office improvements,” meaning improvements which are unusual or extraordinary for standard office usage, including curved walls, circular rooms, windowless office areas, vault areas, areas involving special electrical or fire suppression systems, etc. The foregoing notwithstanding.

     (i) Landlord will not withhold its consent to a proposed Alteration solely on the basis described in clause (d) if Tenant agrees, at the time of its request for approval or notice of such Alterations, to pay all costs associated with Landlord’s meeting the additional obligations described in clause (d), and

     (ii) Landlord will not withhold its consent to a proposed Alteration solely on the basis described in clause (e) if Tenant agrees, at the time of its request for approval or notice of such Alterations, to remove such Alteration(s) and restore the Premises to its condition prior to the installation thereof, at Tenant’s sole expense, upon the expiration or sooner termination of this Lease. All Alterations (including without limitation cosmetic alterations) shall be made (1) at Tenant’s sole expense, (2) according to plans and specifications approved in writing by Landlord (to the extent Landlord’s consent is required), (3) in compliance with all applicable laws, (4) by a licensed contractor, and (5) in a good and workmanlike manner conforming to industry standards in quality and design with the Premises existing as of the Commencement Date. Landlord acknowledges that installation of computer and telecommunications wiring and equipment may be performed by RNK Telecom technical staff, provided that RNK Telecom shall obtain all necessary permits and maintain adequate insurance for performing such work, and, further, that such installations shall be performed to industry standards. In addition, except for any Alterations which Landlord requires Tenant to remove as a pre-condition to the installation thereof, and except for Tenant’s movable office partitions, furniture, and trade fixtures, including internal and external communications systems and equipment, all Alterations (including without limitation cosmetic alterations) made by Tenant shall at once become a part of the realty and shall be surrendered with the Premises.

          15.3 Removal of Alterations. Upon the expiration or sooner termination of the Lease Term, Tenant shall, at Tenant’s expense, diligently remove all Alterations made by Tenant after the Commencement Date and designated :by Landlord or agreed to by Tenant, as the case may. bp, to be removed at the time of Landlord’s approval or Tenant’s request for approval or notice thereof (or otherwise required to be removed by Tenant pursuant to Exhibit C). Tenant shall repair any damage to the Premises caused by such removal and, except as otherwise provided herein, restore the applicable portion of the Premises to its condition prior to such Alteration. Tenant shall remove all. of its movable property and trade fixtures at the expiration or earlier termination of this Lease, and shall pay to Landlord the cost of repairing any damage to the Premises or Building resulting from such removal. In no event shall Tenant remove any portion of Landlord’s Work except in connection with a permitted Alteration hereunder. All items of Tenant’s movable property, trade fixtures and personal property that are not removed from the Premises or the Building by Tenant at the termination of this Lease (or at any time when Landlord has the right of reentry due to a Tenant default) Shall be deemed abandoned and become the exclusive property of Landlord, without further notice to or demand upon Tenant. Tenant’s obligations under these Sections 15.2 and 15.3 shall survive the expiration or termination of this Lease.

          15.4 Additional Covenants Regarding Alterations.

                    15.4.1 Tenant shall be responsible for and shall pay when due all costs associated with the preparation of plans and the performance of Alterations, and the same shall be performed in a lien-free, first-class, and good and workmanlike manner, and in accordance with applicable codes and requirements, including the requirements of the Americans with Disabilities Act (“ADA”). In the event that (a) Tenant shall fail to pay the costs associated with Alterations on a timely basis; (b) as a result of such failure, a statutory and/or common law lien is asserted against the Premises or the Building; and (c) Tenant shall fail, within thirty (30) days after notice of such assertion, to cause; by payment, posting of a proper bond, or otherwise) such lien to be released of record, the same shall constitute a -default by Tenant for all purposes of this Lease, and Landlord shall have the right (but not the ‘obligation), at Tenant’s expense, to cause such lien to be released of record. Unless otherwise approved by Landlord, Tenant shall only use new, first-class materials in Connection with Alterations. All contractors and subcontractors performing any work on behalf of Tenant within the Premises shall be subject to Landlord’s approval, licensed to do business in jurisdiction Within which the Premises is located, and for work :involving a cost in excess of $10,000, shall be bonded (or at Landlord’s sole option, bondable).

                    15.4.2 Tenant shall ensure that all contractors and subcontractors performing Alterations are insured in amounts required by law and reasonably acceptable to Landlord. Alterations may not commence, nor may Tenant permit its contractors and subcontractors to commence or continue any such work, until all required insurance has been obtained, and, if Landlord requests, until certificates of such insurance have been delivered to Landlord. Such insurance policies shall name the Landlord, Landlord’s property manager, and Landlord’s mortgagee(s) as additional insureds. Such certificates of insurance shall provide that no change or cancellation of such insurance coverage shall be undertaken without thirty (30) days’ prior written notice to Landlord. In the event Tenant employs a contractor or subcontractor to perform all or part of any Alterations, Tenant shall purchase, or cause its contractor to carry, General Contractor’s and Subcontractor’s Required Minimum Coverages and Limits of Liability as follows, which coverages shall be in amounts required by law and reasonably acceptable to Landlord and in addition to any and all insurance required to be procured by Tenant pursuant to the terms of this Lease: Worker’s Compensation, Employer’s Liability Insurance, any insurance required by any Employee Benefit Act (or similar statute), Comprehensive General Liability Insurance (including Contractor’s Protective Liability), Comprehensive Automotive Liability Insurance, and Builder’s Risk insurance.

                    15.4.3 Tenant agrees that Landlord and its agents and managers will have the right to inspect any Alterations made by Tenant’s contractor(s) and subcontractor(s), and Tenant agrees to cooperate with Landlord to facilitate such inspections. In the performance of Alterations in accordance with this Lease, Tenant shall cause its contractor to use reasonable and diligent efforts not to interfere with ongoing operations in the Building. Tenant’s contractor shall be responsible for all utility costs associated with the performance of Alterations and shall either supply its own electricity and other utilities, or shall reimburse Landlord for all utility consumption associated with such work. Tenant shall cause its contractor(s) to keep all construction areas clean and free of trash and debris and shall otherwise comply with any other reasonable rules and regulations established by Landlord with regard to construction activities within the Building. Tenant’s construction contract shall indemnify Tenant and Landlord from damages, losses and expenses associated with the acts and omissions of Tenant’s contractor, its agents, employees and subcontractors. To the extent that any Alterations involve construction work which affects any exterior portions of the Building or Common Areas, Landlord may impose additional requirements as a condition of its approval of such Alterations to ensure that Tenant restores all affected areas of the Building’s exterior and/or common areas to their original condition upon completion and otherwise protects and restores all affected work areas within the Building (including any portions of the Common Areas of the Building) utilized or affected in performing such Alterations.

                    15.4.4 Tenant shall provide to Landlord copies of all applications for permits, copies of all governmental inspection reports and/or certificates, and any and all notices or violations communicated to Tenant or its contractors by applicable governmental authorities, promptly upon receipt and/or submission thereof, as the case may be. Tenant agrees to comply (or to cause its contractors to comply) with all applicable federal, state and local laws, regulations and ordinances in the performance of Alterations, and to promptly rectify any violations of such laws caused by the acts or omission of Tenant, its employees, agents and/or contractors, and Tenant shall be responsible for any non-compliance by Tenant or its agents, employees and contractors. Tenant and its contractor performing Alterations shall (a) provide copies of warranties for Alterations and the materials and equipment which are incorporated into the Building and Premises in connection therewith, (b) provide to Landlord all operating and maintenance manuals for all equipment and materials incorporated into the Building and/or Premises as part of any Alterations, and (c) either assign to Landlord, or enforce on Landlord’s behalf, all such warranties to the extent repairs and/or maintenance on warranted items would be covered by such warranties and are otherwise Landlord’s responsibility under this Lease.

16. ACCEPTANCE OF PREMISES.

          Landlord shall tender, and Tenant shall accept possession of the Premises in accordance with the terms of Section 1.4 hereof and Exhibit C hereto. All provisions regarding delivery of possession of the Premises, construction of leasehold improvements to the Premises and any adjustments which may be made with respect to the Commencement Date are set forth in Section 1.4 and/or Exhibit C. If Section 1.4 or Exhibit C: provides for Landlord’s Work, the same shall be deemed “Substantially Complete” (and Landlord shall be deemed to have achieved “Substantial Completion”) when (i) the Landlord’s construction of leasehold improvements as set forth in Exhibit C has been completed in accordance with the Approved Plans therefor (as defined in Exhibit C), other than (A) minor deviations from the Approved Plans due to the unavailability of specified materials; (B) any items requiring a long lead time for procurement and/or installation; and (C) minor defects and “punch list” items which will not materially and adversely affect Tenant’s ability to take occupancy of the Premises or obtain an occupancy permit with respect thereto; and (ii) Landlord has obtained all governmental inspection approvals which are required to be obtained in connection with Landlord’s Work (if any), to the extent the same are capable of being obtained by Landlord prior to Tenant’s installation of its trade fixtures, furniture, equipment and personal property. In no event shall Tenant have any claim against Landlord for losses or damages due to delays in obtaining final approvals or in achieving the Substantial Completion of Landlord’s Work, except for deferral of the Commencement Date, as provided herein, or as otherwise set forth in Section 1.4 or Exhibit C. As provided in Exhibit C, any “punch list” items referenced above will be noted by Tenant in a joint inspection of the Premises conducted pursuant to, and will be addressed by Landlord in accordance with Exhibit C.

17. TENANT IMPROVEMENTS.

          Any initial improvements to be performed by Tenant to the Premises shall be treated as Alterations to the Premises and thus governed by Article 15, above, to the extent not specifically addressed in Exhibit C hereto.

18. ACCESS.

          Tenant shall permit Landlord and its agents to enter the Premises at all reasonable times and (except in cases of Emergency, as defined herein) upon reasonable prior notice, not to exceed two (2) business days: to inspect the same; to show the Premises to prospective tenants, or interested parties such as prospective lenders and purchasers; to exercise its rights under Section 48; to clean, repair, alter or improve the Premises or the Building; to discharge Tenant’s obligations when Tenant has failed to do so within any applicable grace period provided for herein; to post notices of non-responsibility and similar notices and “For Sale” or “For Lease” signs upon or adjacent to the Building and to place “For Lease” signs upon or adjacent to the Premises at any time within the twelve (12) month period prior to the expiration of the Lease Term or at any time after the Premises has been vacated by Tenant; or for any other legitimate business purpose. Tenant shall permit Landlord and its agents to enter the Premises at any time, and without notice, in the event of an Emergency. When reasonably necessary, Landlord may temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure. Landlord, in the exercise of all of its rights under this Section 18, shall use commercially reasonable efforts to minimize disruption of Tenant’s use and occupancy of the Premises.

19. MUTUAL WAIVER OF CLAIMS AND SUBROGATION.

          19.1 Tenant. Notwithstanding anything to the contrary in this Lease, whether the loss or damage is due to the negligence of Landlord or Landlord’s agents or employees, or any other cause, Tenant hereby releases Landlord and Landlord’s agents and employees from responsibility for and waives its entire claim of recovery for (i) any and all loss or damage to the personal property of Tenant located in the Building, including, without limitation, the Building itself and such property as may be attached to the Building itself, arising out of any of the perils which are covered by Tenant’s property insurance policy, with extended coverage endorsements which Tenant is required to obtain under the applicable provisions of this Lease, whether or not actually obtained, or (ii) loss resulting from business interruption or loss of rental income, at the Premises, arising out of any of the perils which may be covered by the business interruption or by the loss of rental income insurance policy held by Tenant.

          19.2 Landlord. Notwithstanding anything to the contrary in this Lease, whether the loss or damage is due to the negligence of Tenant or Tenant’s agents or employees, or any other cause, Landlord hereby releases Tenant and Tenant’s agents and employees from responsibility for and waives its entire claim of recovery for any and all loss or damage to the personal property of Landlord located in the Building, including, without limitation, the Building itself and such property as may be attached to the Building itself, arising out of any of the perils which are covered by Landlord’s property insurance which Landlord is required to obtain under the applicable provisions of this Lease, whether or not actually obtained.

          19.3 Carriers. Landlord and Tenant shall each cause its respective insurance carrier(s) to consent to such waiver of all rights of subrogation against the other, and to issue an endorsement to all policies of insurance obtained by such party confirming that the foregoing release and waiver will not invalidate such policies.

20. INDEMNIFICATION.

          20.1 Tenant’s Indemnity. Tenant shall indemnify and hold harmless Landlord, its agents, employees, officers, directors, partners and shareholders from and against any and all third party liabilities, judgments, demands, causes of action, claims, losses, damages, costs and expenses, including reasonable attorneys’ fees and costs, asserted against Landlord by third parties or sustained in connection with any third party claims for injury or death to persons or damage to property against Landlord, by third parties and arising out of the use, occupancy, conduct, or operation of the Premises by, or the willful misconduct or negligence of, Tenant, its officers, contractors, licensees, agents, servants, employees, or (while within the Premises) its guests or invitees, or caused by any failure of Tenant to comply with the terms of this Lease. This indemnification shall survive termination of this Lease. This provision shall not be construed to make Tenant responsible for loss, damage, liability or expense resulting from injuries or death to third parties or to the property of third parties to the extent caused by the negligence of Landlord, or its officers, contractors, licensees, agents, employees or invitees.

          20.2 Landlord’s Indemnity. Landlord shall indemnify and hold harmless Tenant, its agents, employees, officers, directors, partners and shareholders from and against any and all third party liabilities, judgments, demands, causes of action, claims, losses, damages, costs and expenses, including reasonable -attorneys’ fees and costs, asserted against Tenant by third parties or sustained by Tenant in connection with any third party claims for injury or death to persons or damage to property, and arising out of the use, occupancy., conduct, operation, or management of the Building by, or the willful misconduct or negligence of, Landlord, its officers, contractors, licensees, agents, servants, or employees, or caused by any failure of Landlord to comply with the terms of this Lease. This indemnification shall survive termination of this Lease. This provision shall not be construed to make Landlord responsible for loss, damage, liability or expense resulting from injuries or death to third parties or to the property of third parties to the extent caused by the negligence of Tenant, or its officers, contractors, licensees, agents, employees or invitees, or by the acts or omission of any other tenants or occupants of the Building.

21. ASSIGNMENT AND SUBLETTING.

          21.1 Consent Required. Subject to the terms of this Section 21, Tenant shall not assign, encumber, mortgage, pledge, license, hypothecate or otherwise transfer the Premises or this Lease, or sublease all or any part of the Premises, or permit the use or occupancy of the Premises by any party other than Tenant, without the prior written consent of Landlord, which shall not be unreasonably withheld as more fully set forth below.

          21.2 Procedure.

                    21.2.1 Tenant must request Landlord’s consent to any such assignment or sublease in writing at least thirty (30) days prior to the commencement date of the proposed sublease or assignment, which written request (a “Proposal Notice”) must include (1) the name and address of the proposed assignee or subtenant, (2) the nature and character of the business of the proposed assignee or subtenant, (3) financial information (including financial statements) Of the proposed assignee or subtenant, (4) the proposed effective date of the assignment or sublease, which shall be not less than thirty (30) days thereafter, and (5) a copy of the proposed sublease or assignment agreement. Tenant shall also provide, any additional information Landlord reasonably requests regarding such proposed assignment or subletting. Within thirty (30) days after Landlord receives Tenant’s Proposal Notice (with all required information included), but subject to Section 21.5, below, Landlord shall have the option (i) to grant its consent to such proposed assignment or subletting, or (ii) to deny its consent to such proposed assignment or subletting on a reasonable basis. If Landlord does not exercise one of the above options (or the termination right set forth in Section 21.5, ‘below) within thirty (30) days after Landlord receives such Proposal Notice, then Tenant may assign or sublease the Premises upon the terms stated in the Proposal Notice.

                    21.2.2 Section 21.2.1 and 21.5, below, to the contrary notwithstanding, Tenant shall have the right to sublet up to the lesser of 1,000 square feet or twenty-five percent (25%) of the net rentable area of the Premises (in the aggregate), for periods not in excess of one (1) year, before a proposed sublease triggers Landlord’s right of termination under Section 21.5, but any such sublease(s) shall nevertheless be subject to Landlord’s approval, which shall not be unreasonably withheld as provided herein.

                    21.2.3 Without limitation, it shall not be unreasonable for Landlord to deny its consent to any proposed assignment or sublease if: (1) the proposed assignee or sublessee has a net worth less than that of the Tenant as of the date of the execution of this Lease or it otherwise appears that the proposed assignee or subtenant may be unable to meet its financial and other obligations under this Lease after such assignment or sublease; (2) the proposed assignee or subtenant proposes to use the Premises for a purpose which is not a general office or administrative use; (3) the proposed assignee or subtenant has a history of landlord/tenant, debtor/creditor or other contractual problems (such as, but not limited to, defaults, evictions, enforcement litigation or other disputes) with Landlord, other landlords and/or creditors or other contracting parties; (4) the proposed assignee or subtenant lacks reasonable prior successful operating experience, which the parties agree shall mean operating profitability (exclusive of extraordinary income or charges) for the three (3) consecutive years prior to the date of the proposed assignment or sublease; (5) the proposed assignee or subtenant is an existing tenant, or the affiliate of an existing tenant, in any building owned or operated by Landlord or any affiliate of Landlord; (6) the proposed assignee or subtenant is entitled to, or otherwise enjoys, sovereign or diplomatic immunity; and/or (7) the space is one as to which Landlord has a right of termination under Section 21.5, the proposed sublease involves, in Landlord’s reasonable judgment, a portion of the Premises which is not independently leasable space (which shall be understood to mean that, in order to satisfy this criteria, the proposed sublease space must have a proportion of windowed offices relative to the Rentable Area thereof which is comparable to the floor as a whole, and cannot lack reasonable means of ingress, egress or access to the Common Areas, common facilities and/or core areas of the Building located on such floor of the Building, such as access to elevators, bathrooms, telephone and electrical closets, etc.) (any space meeting such criteria being referred to herein as “Independently Leasable Space”).

          21.3 Conditions. Any subleases and/or assignments hereunder are also subject to all of the following terms and conditions:

                    21.3.1 If Landlord approves an assignment or sublease as herein provided, Tenant shall pay to Landlord, as additional rent due under this Lease, (i) in the case of an assignment, 01 sums received by Tenant in consideration of such assignment, calculated after Tenant has recovered in full from such consideration its “Transaction Expenses” (as hereafter defined), and (ii) in the case of a sublease, the amount, if any, by which the rent, any additional rent and any other sums payable by the subtenant to Tenant under such sublease, exceeds that portion of the Base Rent, Expense Increases and Tax Increases payable by Tenant hereunder which is allocable to the portion of the Premises which is the subject of such sublease, calculated after Tenant has recovered in full its Transaction Expenses from such net amount. The term “Transaction Expenses” shall mean all reasonable and actual out-of-pocket expenses incurred by Tenant in procuring such assignment or sublease, including broker fees and legal fees (if any) paid by Tenant, any improvements which Tenant makes to the applicable portion of the Premises at Tenant’s expense in connection with such assignment or sublease, and any buy-out of the assignee’s or sublessee’s existing lease paid for by Tenant as a part of such transaction. The foregoing payments shall be made on not less than a monthly basis by Tenant (in the case of subleases) and in all cases within ten (10) business days after Tenant receives the applicable consideration from the assignee or subtenant.

                    21.3.2 No consent to any assignment or sublease shall constitute a further waiver of the provisions of this section, and all subsequent assignments or subleases may be made only with the prior written consent of Landlord. In no event shall any consent by Landlord be construed to permit reassignment or re-subletting by a permitted assignee or sublessee.

                    21.3.3 The assignee under any assignment of this Lease shall be fully (and, at landlord’s option, directly) liable for all of the obligations of “Tenant” under this Lease, on a joint and several basis with Tenant. Tenant shall nevertheless remain fully liable to Landlord for all Lease obligations, including those accruing after the effective date of such assignment.

                    21.3.4 Any sublease or assignment shall be subject to the condition that the sublessee or assignee thereunder shall be bound by all of the terms, covenants and conditions of this Lease (in the case of a sublease, insofar as such terms, covenants and conditions relate to the portion of the Premises subleased and/or the operations and conduct of business by the sublessee).

                    21.3.5 Without limitation, any and all guaranties of this Lease shall be unaffected by such sublease and assignment, and shall remain in full force and effect for all purposes.

                    21.3.6 Any assignment or sublease without Landlord’s prior written consent shall be void, and shall, at the option of the Landlord, constitute a default under this Lease.

                    21.3.7 Tenant shall pay to Landlord a processing fee of Two Hundred Fifty and No/100 Dollars ($250.00), which shall accompany any proposed assignment or sublease delivered by Tenant to Landlord, and which processing fee shall be in addition to Landlord’s reasonable attorneys fees and out-of-pocket expenses incurred in connection with Landlord’s review of such sublease or assignment (if any), which shall also be reimbursed by Tenant.

          21.4 Affiliated Entity; Sale of Business.

                    21.4.1 Notwithstanding anything to the contrary in this Lease, so long as such transfer is not effectuated as part of a transaction or series of transfers orchestrated in order to effect a transfer of this Lease (or Tenant’s interest herein) in isolation to Tenant’s other leasehold interests and assets, Landlord shall not unreasonably withhold its consent to any sublease, assignment or other transfer of this Lease to any other entity (i) which controls or is controlled by Tenant, or (ii) which is under common control with Tenant, or (iii) which purchases all or substantially all of the assets of Tenant, or (iv) which purchases all or substantially all of the stock of Tenant or (v) which merges with Tenant pursuant to a valid statutory merger; provided, that (1) the assignee or sublessee is financially able to meet all of its obligations under the proposed assignment or sublease, and (2) in such event, (a) except in cases of statutory merger, in which case the surviving entity in the merger shall be liable as the Tenant under this Lease, Tenant shall continue to remain fully liable under the Lease, on a joint and several basis with the assignee or acquiror of such assets or stock, (b) the terms of any guaranty of this Lease shall remain in full force and effect, unmodified, and (c) following such sublease or assignment, Tenant or such assignee, as the case may be, shall continue to comply with all of its obligations under this Lease, including with respect to its Permitted Use of the Premises, as set forth in Section 4.1, above.

                    21.4.2 Tenant shall be required to give Landlord at least thirty (30) days written notice in advance of any sublease or assignment within the scope of Section 21.4.1, above. Any other transfer of fifty percent (50%) or more of the ownership interests (including, without limitation, partnership interests or stock) in Tenant or of operating control over Tenant (whether by management agreement, stock sale or other means) shall be deemed to constitute an assignment of this Lease, and shall be subject to Landlord’s consent as aforesaid.

                    21.4.3 Notwithstanding the last sentence of Section 21.4.1 to the contrary, Landlord agrees that the offer and sale by Tenant (or any stockholder of Tenant) of any stock pursuant to an effective registration statement filed pursuant to the Securities Act of 1933 (including any initial public offering of registered stock of the Tenant) or pursuant to and in accordance with the securities laws of any foreign country governing publicly traded companies and not in violation of U.S. law, shall not constitute an assignment of this Lease, and shall not require the consent or approval of Landlord.

                    21.4.4 Tenant shall not transfer all or substantially all of its assets to any person or entity unless either (i) this Lease is one of the assets so transferred to such other person or entity, and the transferee assumes in writing, for Landlord’s benefit, the obligations of Tenant accruing hereunder from and after the effective date of the transfer, or (ii) the transferee(s) thereof otherwise delivers to Landlord a written assumption of Tenant’s obligations hereunder.

          21.5. Right of Termination. Except for any assignment or sublease permitted pursuant to Section 21.4, above, in the event of (i) a proposed assignment of this Lease, (ii) a proposed sublease in excess of one (1) year involving more than the lesser of (A) 1,000 square feet of rentable area, or (B) twenty-five percent (25%) of the Premises, Landlord shall have the right, by notice to Tenant delivered within thirty (30) days after Landlord’s receipt of Tenant’s Proposal Notice (and in lieu of the granting or denial of consent provided for in Section 21.2, above), to terminate this Lease as to all of the Premises (in the event of an assignment) or as to the proposed subleased portion of the Premises only (in the event of a sublease), in each case for the balance of the Term. In the event Landlord shall elect to terminate this Lease in connection with a proposed assignment or sublease of this Lease as provided above in whole or in part (as the case may be): (a) this Lease and the term hereof shall terminate (either as to the Premises as a whole, or only as to the portion thereof which Tenant is proposing to sublease, as the case may be) as of the later of (i) the proposed effective date of such assignment or sublease, as set forth in Tenant’s Proposal Notice, or (ii) thirty (30) days after the date Landlord received Tenant’s Proposal Notice; (b) Tenant shall be released from all liability under the Lease (as to the Premises as a whole, in the case of an assignment, or as to the terminated portion of the Premises only, in the case of a partial termination due to sublease) with respect to the period after the date of termination (other than obligations and indemnities of Tenant which accrued with respect to the applicable portion of the Premises prior to the effective date of such termination, which obligations shall expressly survive such termination or partial termination of this Lease); (c) all Base Rent, additional rent and other charges shall be prorated to the date of such termination, and appropriately adjusted if there is only a partial termination; (d) upon such termination date, Tenant shall surrender the Premises (or the applicable portion thereof) to Landlord in accordance with Section 26 hereof; and (e) in the case of a partial termination of this Lease, Landlord shall have the right to separate the portion of the Premises being terminated from the balance of the Premises, including the erection of a demising wall and, to the extent necessary under the circumstances, the separation of any applicable Building Systems.

22. ADVERTISING.

          22.1 Generally. Except as provided below, Tenant shall not display any sign, graphics, notice, picture, or poster, or any advertising matter whatsoever, anywhere in or. About the Premises or the Building at places visible from anywhere outside of or at the entrance to the Premises without first obtaining Landlord’s written consent thereto, which Landlord may grant or withhold in its sole discretion. All signage, including interior and exterior signage, shall be at Tenant’s sole expense, and subject to compliance with all applicable laws. Tenant shall be responsible to maintain any permitted signs and remove the same at Lease termination. In addition, upon the expiration or earlier of this Lease, all exterior signs identifying Tenant shall be removed by Tenant at Tenant’s sole expense, and the affected portions of the Building shall be restored by Tenant to the condition immediately prior to the Commencement Date. If Tenant shall fail to maintain or remove its signs, as aforesaid, Landlord may do so at Tenant’s cost. Tenant shall be responsible to Landlord for any damage caused by the installation, use, maintenance or removal of any such signs.

          22.2 Signage Program/Permitted Signage. Notwithstanding-Section 22.1 to the contrary, lobby and suite identification signage Shall be permitted in accordance with applicable legal requirements and the Landlord’s overall signage program for the Building, subject to Landlord’s approval which shall not be unreasonably withheld (in light of Landlord’s overall signage program for the Building). Generally, Tenant shall be permitted (at Tenant’s expense) to install a standard suite entry sign, and (if applicable). directory identification panels on that portion of the Building’s lobby directory located in the main lobby of the Building (if any), commensurate with the relative square footage of the Premises as compared to the square footage of the Building as a whole.

23. LIENS.

          Tenant shall keep the Premises and the Building free from any liens arising out of any work performed, materials ordered or obligations incurred by or on behalf of Tenant, And Tenant hereby agrees to indemnify and hold Landlord, its agents, employees, independent contractors, officers, directors, partners, and shareholders harmless from any liability, cost or expense for such liens. Tenant shall cause any such lien imposed to be released of record by payment or posting of a bond sufficient to remove such lien from the applicable record within thirty (30) days after the earlier of notice of intent to impose the lien or written request by Landlord. If Tenant fails to cause any such lien to be released or removed of record Within the prescribed thirty (30) day period, Landlord may do so at Tenant’s expense, and Tenant shall reimburse Landlord for such amount, including reasonable attorneys’ fees and costs.

24. DEFAULT.

          24.1 Tenant’s Default. A default under this Lease by Tenant shall exist if any of the following occurs:

                    24.1.1 If Tenant fails to pay Base Rent,, additional rent or any other sum required to be paid hereunder within five (5) days after written notice from Landlord that such payment was due, but was not paid as of the due date (provided, however, if Landlord has delivered two (2) such notices due under this Lease to Tenant in any twelve (12) month period, or five (5) such notices over the Term of this Lease, whichever first occurs, then any subsequent failure to pay Base Rent, additional rent or any other sum required to be paid to Landlord hereunder on or before the due date for such payment shall constitute a default by Tenant without requirement of such five (5) day notice and opportunity to cure); or

                    24.1.2 If Tenant fails to perform any term, covenant or condition of this Lease except those requiring the payment of money to Landlord as set forth in Section 24.1.1 above, and Tenant fails to cure such breach within fifteen (15) days after written notice from Landlord where such breach could reasonably be cured within such fifteen (15) day period; provided, however, that where such failure could not reasonably be cured within the fifteen (15) day period, Tenant shall not be considered in default if it commences such performance within the fifteen (15) day period and diligently thereafter prosecutes the same to completion, such grace period not to exceed a maximum of sixty (60) days in the aggregate. If any provisions of this Lease calls for a shorter or different grace period than that set forth above, then such other provision shall control over this provision. The foregoing notice and cure period notwithstanding, Landlord may exercise its self-help rights hereunder (i.e., Landlord’s right to perform any obligation of Tenant which Tenant has failed to perform hereunder) without any prior notice or upon such shorter notice as may be reasonable under the circumstances in the event of any one or more of the following circumstances is present: (i) there exists a reasonable risk of prosecution of Landlord unless such obligation is performed sooner than the stated cure period, (ii) there exists an imminent possibility of danger to the health or safety of the Landlord, the Tenant, Tenant’s invitees, or any other occupants of, or visitors to, the Building, unless such obligation is performed sooner than the stated cure period, and/or (iii) the Tenant has failed to obtain insurance required by this Lease, or such insurance has been canceled by the insurer without being timely replaced by Tenant, as required herein.

                    24.1.3 If Tenant or any guarantor of this Lease shall (i) make an assignment for the benefit of creditors, (ii) acquiesce in a petition in any court in any bankruptcy, reorganization, composition, extension or insolvency proceedings, (iii) seek, consent to or acquiesce in the appointment of any trustee, receiver:or liquidator of Tenant or of any guarantor of this Lease and of all or any part of Tenant’s or such guarantor’s property, (iv) file a petition seeking an order for relief under the Bankruptcy Code, as now or hereafter amended or supplemented, or by filing any petition under any other present or future federal, state or other statute or law for the same or similar relief, or (v) fail to win the dismissal, discontinuation or vacating of any involuntary bankruptcy proceeding within sixty (60) days after such proceeding is initiated.

          24.2 Remedies. Upon a default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, any one or more of which Landlord may resort cumulatively, consecutively, or in the alternative:

                    24.2.1 Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Base Rent, additional rent and other charges when due.

                    24.2.2 Landlord may terminate this Lease, or may terminate Tenant’s right to possession of the Premises, at any time by giving written notice to that effect, in which event Landlord may (but shall not be obligated to) relet the Premises or any part thereof. Upon the giving of a notice of the termination of this Lease, this Lease (and all of Tenant’s rights hereunder) shall immediately terminate, provided that, without limitation, Tenant’s obligation to pay Base Rent, Tenant’s Share of Expense Increases and Tax Increases (as well as any damages otherwise payable under this Section 24), shall survive any such termination and shall not be extinguished thereby. Upon the giving of a notice of the termination of Tenant’s right of possession, all of Tenant’s rights in and to possession of the Premises shall terminate but this Lease shall continue subject to the effect of this Section 24. Upon either such termination, Tenant shall surrender and vacate the Premises in the condition required by Section 26, and Landlord may re-enter and take possession of the Premises and all the remaining improvements or property and eject Tenant or any of the Tenant’s subtenants, assignees or other person or persons claiming any right under or through Tenant or eject some and not others or eject none. This Lease may also be terminated by a judgment specifically providing for termination. Any termination under this section shall not release Tenant from the payment of any sum then due Landlord or from any claim for damages or Base Rent, additional rent or other sum previously accrued or thereafter accruing against Tenant, all of which shall expressly survive such termination. Upon such termination Tenant shall be liable immediately to Landlord for all costs Landlord incurs in attempting to relet the Premises or any part, thereof, including, without limitation, broker’s commissions, expenses of cleaning and redecorating the Premises required by the reletting and like costs. Reletting may be for a period shorter or longer than the remaining Lease Term. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a constructive or other termination of Tenant’s right to possession or of this Lease, either of which may be effected solely by an express written notice from Landlord to Tenant. On termination, Landlord has the right to recover from Tenant as damages:

                              (a) The worth at the time of award of unpaid Base Rent, additional rent and other sums due and payable which had been earned at the time of termination; plus

                              (b) The worth at the time of award of the amount by which the unpaid Base Rent, additional rent and other sums due and payable which would have been payable after termination until the time of award exceeds the amount of such rent loss that Tenant proves could have been reasonably avoided; plus

                              (c) The worth at the time of award of the amount by which the unpaid Base Rent, additional rent or other sums due and payable for the balance of the Lease Term after the time of award exceeds the amount of such rent loss that Tenant proves could be reasonably avoided; plus

                              (d) Any other amount necessary which is to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or a portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises; plus

                              (e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State in which the Premises are located.

                              The “worth at the time of award” of the amounts referred to in Sections 24.2.2(a) and (b) is computed by allowing interest at the Default Rate on the unpaid rent and other sums due and payable from the termination date through the date of award. In lieu of the amounts recoverable in a lump sum by Landlord pursuant to clauses (b) and (c) of this Section 24.2.2, above, but in addition to the amounts specified in clauses (a), (d), and (e) (or any other portion of this Section 24), Landlord may, at its sole election, recover “Indemnity Payments,” as defined herein below, from Tenant. For purposes of this Lease “Indemnity Payments” means an amount equal to the Base Rent, additional rent and other payments provided for in this Lease which would have become due and owing thereunder from time to time during the unexpired Lease Term after the effective date of the termination, but for such termination, less the Base Rent, additional rent and other payments, if any, actually collected by Landlord and allocable to the Premises. If Landlord elects to pursue Indemnity Payments in lieu of the amount recoverable in a lump sum by Landlord under clauses 0) and (c), above, Tenant shall, on demand, make Indemnity Payments monthly, and Landlord may sue for all Indemnity Payments at any time after they accrue, either monthly, or at less frequent intervals. Tenant further agrees that Landlord may bring suit for Indemnity Payments at or after the end of the Lease Term as originally contemplated under this Lease, and Tenant agrees that, in such event, Landlord’s cause of action to recover the Indemnity Payments shall be deemed to have accrued on the last day of the Lease Term as originally contemplated. In seeking any new tenant for the Premises, Landlord shall be entitled to grant any concessions it deems reasonably necessary: In no event shall Tenant be entitled to any excess of any rental obtained by reletting over and above the rental herein reserved. Tenant waives redemption or relief from forfeiture under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any default of Tenant hereunder.

                    24.2.3 Landlord may, with or without terminating this Lease, re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, or, as otherwise provided in this Lease, shall be deemed abandoned by Tenant, and may be disposed of by Landlord at Tenant’s expense and free from any claim by Tenant or anyone claiming by, through or under Tenant. No re-entry or taking possession of the Premises by Landlord pursuant to this Section shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant.

                    24.2.4 Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does hereby specifically waive and surrender any and all rights and privileges, so far as is permitted by law, which Tenant and all such persons might otherwise have under any present or future law (1) to the service of any notice to quit or of Landlord’s intention to re-enter or to institute legal proceedings, which notice may otherwise be required to be given, except the foregoing shall not waive any notices required under Section 24.1, above (if any); (2) to redeem re-enter or repossess the Premises after Tenant’s right of possession has been terminated by Landlord; (3) to restore the operation of this Lease, with respect to any dispossession of Tenant by judgment or warrant of any court or judge, or any re-entry by Landlord, or any expiration or ter-

mination of this Lease, whether such dispossession, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease, or (4) to the benefit of any law which exempts property from liability for debt or for distress for rent.

25. SUBORDINATION.

          This Lease and any extensions, renewals, replacements or modifications thereof are and shal at all times be and remain subject and subordinate to the lien of any mortgage, deed of trust and all other security documents now or hereafter securing payment of any indebtedness of Landlord with respect to the Premises, ground lease or underlying lease now or hereafter in force against the Premises, and to all advances made or hereafter to be made upon the security thereof and to :any increases, renewals, modifications, substitutions, replacements, consolidations and extensions thereof. Although the foregoing subordination shall be self-effectuating, Tenant shall execute and return to Landlord any documentation requested by Landlord consistent with this Section 25 in order to confirm the foregoing subordination, within five (5) business days after receiving Landlord’s written request. If Tenant fails to provide Landlord with such subordination documents within five (5) business days after Landlord’s written request, the same shall constitute a default by Tenant hereunder without requirement of any further notice or right to cure. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed :of trust Made by the Landlord covering the Premises, Tenant shall attorn to the purchaser at any such foreclosure, or to the grantee of a deed in lieu of foreclosure, and recognize such purchaser or grantee as the Landlord under this Lease, provided such purchaser assumes, either expressly or by operation of law, the obligations of “Landlord” arising under this Lease after the date title to the Land and Building is transferred to such purchaser or grantee. Tenant agrees that no mortgagee or successor to such mortgagee shall be (i) bound by any payment of Base Rent or additional rent for more than one (1) month in advance, (ii) bound by any amendment or modification of this Lease made without the consent of Landlord’s mortgagee or such successor in interest, (iii) liable for damages for any breach, act or omission of any prior landlord, (iv) bound to effect or pay for any construction for Tenant’s occupancy, (v) subject to any claim of offset or defenses that Tenant may have against any prior landlord and which have accrued prior to the date that such mortgagee or successor takes legal title to the Land and the Building, or (vi) liable for the return of any security deposit, unless such security deposit has been physically received by such mortgagee. Any such mortgagee shall have the right, at any time, to subordinate to this Lease any instrument to which this Lease is otherwise subordinated by operation of this Section 25.

26. SURRENDER OF POSSESSION.

          Upon expiration of the Lease Term, Tenant shall promptly and peacefully surrender the Premises to Landlord, broom clean and free of all of its furniture, movable fixtures and equipment and otherwise in as good condition as when received by Tenant from Landlord or as thereafter improved, reasonable use and wear and tear and damage by insured casualty excepted, all to the reasonable satisfaction of Landlord. If the Premises are not surrendered as and when aforesaid, and in accordance with the terms of this Lease, Tenant shall indemnify Landlord against all claims, losses, costs, expenses (including reasonable attorneys’ fees) and liabilities resulting from the delay by Tenant in so surrendering the same, including any claims made by any succeeding occupant founded on such delay. This indemnification shall survive termination of this Lease.

27. NON-WAIVER.

          Waiver by Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant, or condition(s), or any subsequent breach of the same or any other term, covenant or condition of this Lease; other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.

28. HOLDOVER.

          If Tenant shall, without the written consent of Landlord, hold over after the expiration of the Lease Term (hereinafter, an “unauthorized holdover”), Tenant shall be deemed to be a tenant at sufferance, which tenancy may be terminated immediately by Landlord as provided by applicable state law. During any such holdover tenancy, unless Landlord has otherwise agreed in writing, Tenant agrees to pay to Landlord a per diem occupancy charge equal to the sum of (A) five percent (5%) of the stated monthly Base Rent for the last full month of the Lease Term then ending for each day of the first month of such holdover (or 150% of such monthly Base Rent for the entire first month), (B) six percent (6%) of the stated monthly Base Rent for the last full month of the Lease Term then ending for each day of the second month of such holdover (or 180% of such monthly Base Rent for the entire second month), (C) seven percent (7%) of the stated monthly Base Rent for that last full month of the Lease Term then ending for each day of such holdover after the first two (2) months thereof (but not to exceed 200% of such monthly Base Rent for each such full month), and (D) one hundred percent (100%) of the additional rent which would have been payable by Tenant for the period of such holdover, calculated on a per diem basis using the additional rent which had otherwise been payable by Tenant for the last full month of the Lease Term then ending Such payments shall be made (in arrears) within five (5) days after Landlord’s demand, and in no event less often than once per month. In the case of a holdover which has been consented to by Landlord, Tenant shall be deemed to be a month to month tenant upon all of the terms and provisions of this Lease, except the monthly Base Rent shall be as agreed by Landlord and Tenant with respect to such consented holdover. Upon expiration of the Lease Term as provided herein, Tenant shall not be entitled to any notice to quit, the usual notice to quit being hereby expressly waived under such circumstances, and Tenant shall surrender the Premises on the last day of the Lease Term as provided in Section 26, above. The foregoing described per diem occupancy charge is in addition to, and not in lieu of, any other claims for damages which Landlord may have or assert against Tenant in connection with any unauthorized holdover, including any claims arising out of Tenant’s indemnity under Section 26, above.

29. CONDEMNATION.

          29.1 Definitions. The terms “eminent domain,” “condemnation,” and “taken,” and the like in this Section 29 include takings for public or quasi-public use, and sales under threat of condemnation and private purchases in place of condemnation by any authority authorized to exercise the power of eminent domain. Any temporary taking for a period in excess of twelve (12) consecutive months shall be deemed to be a permanent taking within the meaning of this Section 29.

          29.2 Taking. “Taking” shall mean and refer to the acquisition or taking of property (or any right, title or interest therein) by any governmental or quasi-governmental authority acting under power of condemnation or eminent domain, and shall encompass contested as well as uncontested takings as long as initiated by the applicable governmental or quasi-governmental authority. If the whole of the Premises is temporarily taken for a period in excess of thirty (30) days, or is permanently taken, in either case by virtue of a Taking, this Lease shall automatically terminate as of the date title vests in the condemning authority, and Tenant shall pay all Base Rent, additional rent, and other payments up to that date. If (a) twenty percent (20%) or more of the Premises is permanently taken by virtue of a Taking, or (b) in the case of a Taking of less than twenty percent (20%) of the Premises, Tenant is unable to make reasonable use of the balance of the Premises remaining after the Taking, as determined by Tenant in its reasonable, good faith discretion, or (c) access to the Building or Premises by Tenant is, by virtue of a Taking, permanently denied, or (d) if free parking is provided for under this Lease, the parking ratio for the Building is, by virtue of a Taking of any parking areas serving the Building, permanently reduced to a ratio which fails to meet applicable code requirements after taking into account any portion of the Building taken and any reasonable substitute parking provided by Landlord in lieu of the parking areas so taken, then Landlord and Tenant shall each have the right (to be exercised by written notice to the other within sixty (60) days after receipt of notice of said taking) to terminate this Lease effective upon the date when possession of the applicable portion of the Land and/or Building is taken thereunder pursuant to such Taking. If neither party elects to terminate this Lease, as aforesaid, then Landlord shall diligently, and within a reasonable time, after title vests in the condemning authority, repair and restore, at Landlord’s expense, the portion not taken so as to render same into an architectural whole to the extent reasonably practicable, and, if any portion of the Premises is taken, thereafter the Base Rent (and Tenant’s Share) shall be reduced (on a per square foot basis) in proportion to the portion of the Premises taken. If there is a temporary Taking involving the Premises or Building, or if a Taking of other portions of the Building or common areas does not deny Tenant access to the Building and Premises, or if less than twenty percent (20%) of the Premises is permanently taken by a Taking and Tenant is able to make reasonable use of the balance of the Premises as determined by Tenant in its reasonable good faith discretion, then this Lease shall not terminate, and Landlord shall, as soon as reasonably practicable thereafter, repair and restore, at its own expense, the portion not taken so as to render same into an architectural whole to the fullest extent reasonably practicable. If any portion of the Premises was permanently taken, then the Base Rent (and Tenant’s Share) shall be reduced (on a per square foot basis) in proportion to the portion of the Premises taken, commencing on the date Tenant is deprived of the use of such portion of the Premises. If any portion of the Premises was temporarily taken, then the Base Rent (and Tenant’s Share) shall be reduced (on a per square foot basis) in proportion to the portion of the Premises taken for the period of such temporary taking, that is, from the date upon which Tenant is deprived of the use of such portion of the Premises until the date Tenant is restored to the use of such portion of the Premises.

          29.3 Award. Landlord reserves all rights to damages to the Premises or the Building, or arising out of the loss of any leasehold interest in the Building or the Premises created hereby, arising in connection with any partial or entire taking by eminent domain or condemnation. Tenant hereby assigns to Landlord any right Tenant may have to such damages or award, and Tenant shall make no claim against Landlord or the condemning authority for damages for termination of Tenant’s leasehold interest or for interference with Tenant’s business as a result of such taking. The foregoing notwithstanding, Tenant shall have the right to claim and recover from the condemning authority separate compensation for any loss which Tenant may incur for Tenant’s moving expenses, business interruption or taking of Tenant’s personal property (but specifically excluding any leasehold interest in the Building or the Premises) under the then applicable eminent domain code, provided that Tenant shall not make any claim that will detract from or diminish any award for which Landlord may make a claim.

          29.4 Mortgagee Rights. Tenant acknowledges that Landlord’s right to any condemnation award may be subject to the rights of Landlord’s mortgagee (if any) in and to such award under the mortgage or deed of trust (if any) which encumbers the Building and the Premises. Accordingly, Landlord’s obligation to repair and restore, as set forth in Section 29, above, shall be subject to the requirements of Landlord’s mortgagee with regard thereto, and the time within which such obligation must be satisfied shall be adjusted as reasonably necessary to reflect delays occasioned by the exercise by the mortgagee of such mortgagee’s rights.

30. NOTICES.

          All notices and demands which may be required or permitted to be given to either party hereunder shall be in writing, and shall be delivered personally or sent by United States certified mail, postage prepaid, return receipt requested, or by Federal Express or other reputable overnight carrier to the addresses set out in Section 1.7, and to such other person or place as each party may from time to time designate in a notice to the other. Notice shall be deemed given upon the earlier of actual receipt or refusal of delivery.

31. MORTGAGEE PROTECTION.

          Tenant agrees that if Landlord shall have failed to cure a default within the time provided for in this Lease, then the mortgagee(s) and/or trust deed holder(s) shall have an additional thirty (30) days within which to have the right (but not the obligation) to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days any mortgagee and/or trust deed holder(s) has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure), in which event Tenant shall not have the right to pursue any claim against Landlord, such mortgagee and/or such trust deed holder(s), including but not limited to any claim of actual or constructive eviction, so long as such remedies are being so diligently pursued.

32. COSTS AND ATTORNEYS’ FEES.

          In any litigation or arbitration between the parties arising out of this Lease, and in connection with any consultations with counsel and other actions taken or notices delivered, in relation to a default by any party to this Lease, the non-prevailing party shall pay to the prevailing party all reasonable expenses, arbitration, and/or court costs, including attorneys’ fees incurred by the prevailing party, in preparation for and (if applicable) during any such arbitration, at trial, and/or on appeal. Such attorneys’ fees and costs shall be payable upon demand.

33. BROKERS.

          Tenant represents and warrants to Landlord that neither it nor its officers or agents, nor anyone acting on its behalf, has dealt with any real estate broker other than Abetter Realty (“Broker”) in the negotiating or making of this Lease, and Tenant agrees to indemnify and hold Landlord, its agents, employees, partners, -directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims and losses, including reasonable attorneys fees and costs, incurred by Landlord in conjunction with any such claim or claims of any broker or brokers Other than Broker claiming to have interested Tenant in the Building or the Premises or claiming to have caused Tenant to enter into this Lease. Landlord shall pay to Broker any leasing commission due Broker in connection with this Lease and in accordance with, and subject to the terms, covenants and conditions of a separate written commission agreement, if any, between Landlord and Broker.

34. LANDLORD’S LIABILITY AND DEFAULT.

          34.1 No Personal Liability. Anything in this Lease to the contrary notwithstanding,, covenants, undertakings and agreements :herein made on the part of the Landlord are made and intended not for the purpose of binding Landlord personally or the assets of Landlord generally, but are Made and intended to bind only the Landlord’s interest in the Premises and the Building, as the same may, from time to time, be encumbered, and no personal liability shall at any time be asserted or enforceable against Landlord or its stockholders, officers or partners or their respective heirs, legal representatives, successors and assigns on account of the Lease or on account of any covenant, undertaking or agreement of Landlord in this Lease. Accordingly, and notwithstanding any other provisions of this Lease to the contrary, Tenant shall look solely to Landlord’s interest in the Premises and Building, and not to any other or separate business or non-business assets of Landlord, or any partner, shareholder, member, officer or representative of Landlord, for the satisfaction of any claim brought by Tenant against Landlord, and if Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed, and as a consequence of such default Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only (i) out of the proceeds of sale received upon levy against the right, title and interest of Landlord in the Building and/or to the extent not encumbered by a secured creditor, out of the rents or other incomes receivable by Landlord from the property of which the Premises are a part.

          34.2 Notice and Cure. In no event shall Landlord be in default of this Lease unless Tenant notifies Landlord of the precise nature of the alleged breach by Landlord, and Landlord fails to cure such breach within thirty (30) days after the date of Landlord’s receipt of such notice (or such longer period as may be set forth herein); provided that (i) if the alleged breach is of such a nature that it cannot reasonably be cured within such thirty (30) day period, then Landlord shall not be in default if Landlord commences a cure within such thirty (30) day period and diligently thereafter prosecutes such cure to completion, not to exceed ninety (90) days in the aggregate within which to complete such cure, and (ii) in the event of an Emergency, such grace or cure period may be shortened as reasonably necessary given the scope and nature of the Emergency, provided such shortened grace or cure period shall only apply to permit the exercise of Tenant’s self help rights under Section 34.4, below.

          34.3 Rights and Remedies - Generally. In the event of a default by Landlord after expiration of applicable cure periods, Tenant shall be entitled to pursue all rights and remedies available at law or in equity except as limited by this Lease, and in all events excluding consequential damages. In addition, in no event shall Tenant have any right to terminate this Lease by virtue of any uncured default by Landlord, except under circumstances which amount to a constructive eviction under applicable principles of the law of the Commonwealth of Massachusetts (and with respect to which Tenant satisfies the requirements for a constructive eviction claim under applicable law). Tenant shall use commercially reasonable efforts to mitigate its damages in the event of any default by Landlord hereunder.

          34.4 Tenant’s Right to Perform Landlord’s Obligations After a Default by Landlord. Among other remedies permitted to be exercised by Tenant upon a default by Landlord of its obligations hereunder after expiration of applicable cure periods, and without waiving or releasing Landlord from any such obligation of Landlord, Tenant may, but shall not be obligated to, perform any such obligation of Landlord, and to recover from Landlord the reasonable and actual costs incurred by Tenant in performing such obligation, which shall be payable within thirty (30) days after Tenant’s written demand accompanied by reasonable substantiation of the applicable costs. The foregoing right to perform Landlord’s obligations shall only apply after the requisite notice and opportunity to cure has been afforded to Landlord (including any shortened cure period permitted in cases of Emergency, as long as Tenant notifies Landlord of the needed repair or other default as soon as possible after tenant learns of its existence).

35. ESTOPPEL CERTIFICATES.

          Tenant shall, from time to time, within ten (10) days of receiving a written request from Landlord, execute, acknowledge and deliver to Landlord or its designee a written statement stating: the date the Lease was executed and the date it expires; the date the Tenant entered occupancy of the Premises; the amount of Base Rent, additional rent and other charges due hereunder and the date to which such amounts have been paid; that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date and terms of any agreement so affecting this Lease); that this Lease represents the entire agreement between the parties as to this leasing (or identifying any such other agreements); that all conditions under this Lease to be performed by the Landlord have been satisfied (or specifying any such conditions that have not been satisfied); that all required contributions by Landlord to Tenant on account of Tenant’s improvements have been received (or specifying any such contributions that have not been received); that on the date of such certificate there are no existing defenses or offset which the Tenant has against the enforcement of this Lease by the Landlord (or specifying any such defenses or offsets); that no Rent has been paid more than one (1) month in advance (or, if so, the amount thereof); that no security has been deposited with Landlord (or, if so, the amount thereof); and/or any other matters evidencing the status of the Lease as may be required either by a lender or prospective lender with respect to any loan to Landlord secured or to be secured by a deed of trust or mortgage against the Building, or by a purchaser or prospective purchaser of the Building, Landlord’s interest therein or Landlord’s ownership interests, which written statement shall be in substantially the same form as Exhibit F attached hereto and made a part hereof by this reference. It is intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of Landlord’s interest or a mortgagee of Landlord’s interest or assignee of any mortgage upon Landlord’s interest in the Building. If Tenant fails to respond within ten (10) days after receipt by Tenant of a written request by Landlord as herein provided, Tenant shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee.

          Landlord shall, in connection with a merger, acquisition or similar transaction by Tenant, within ten (10) days of receiving a written request from Tenant, execute, acknowledge and deliver to Tenant or its designee a written statement stating that the Lease is in full force and effect and that, to Landlord’s knowledge, there is no event of default thereunder and such additional information as mat reasonably be requested by Tenant.

36. FINANCIAL STATEMENTS.

          Tenant shall within ten (10) business days after Landlord’s request, which request may not be made more than once during any fiscal quarter with regard to quarterly reports or more than once during any fiscal year with regard to annual reports, Tenant shall deliver to Landlord, Tenant’s unaudited quarterly financial statement for its most recent fiscal quarter and (to the extent not previously delivered by Tenant to Landlord) Tenant’s audited annual financial statement for its two (2) most recent fiscal years. Such quarterly and annual financial statements shall include, at a minimum, a balance sheet, an income statement, and a statement of change in financial position or sources and uses of cash, together with any accompanying notes. Tenant hereby agrees that Tenant’s annual financial statements shall be completed within one hundred twenty (120) days after Tenant’s fiscal year-end and that Tenant’s quarterly financial statements shall be completed within forty-five (45) days after Tenant’s fiscal quarter-end. The certified public accountant preparing any such annual financial statement shall either (a) provide an opinion that such financial statement is complete and materially accurate and that the same has been prepared in accordance with generally accepted accounting principles consistently applied or (b) state the basis upon which such financial statement has been prepared.

37. TRANSFER OF LANDLORD’S INTEREST.

          In the event of any transfer(s) of Landlord’s interest in the Premises or the Building, other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer, to the extent such obligations are assumed by the transferee either expressly or by operation of law, and Tenant agrees to attorn to the transferee as Landlord hereunder.

38. RIGHT TO PERFORM.

          If Tenant shall fail to make any payment or perform any other act on its part to be performed hereunder, and such failure is not cured within fifteen (15) days after written notice from Landlord (provided that (a) where such failure cannot reasonably be cured within a fifteen (15) day period, Tenant shall not be in default if it commences such performance promptly after receiving Landlord’s notice of Tenant’s failure to perform and diligently thereafter prosecutes the same to completion, such grace period not to exceed a maximum of sixty (60) days in the aggregate, and (b) no such grace or cure period (or such shorter grace or cure period as is set forth below) shall be required in the event of Emergency), Landlord may, but shall not be obligated to, perform any such obligation of Tenant, and to recover from Tenant, as additional rent hereunder, the reasonable and actual costs incurred by Landlord in performing such obligation, which costs shall be payable within thirty (30) days after Landlord’s written demand thereof accompanied by reasonable substantiation thereof. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this section as in the case of default by Tenant in the payment of Rent. All sums paid by Landlord and all penalties, interest and costs in connection therewith, shall be due and payable by Tenant together with interest thereon at the Default Rate, which shall be calculated from the date incurred by Landlord until the date of payment.

39. SUBSTITUTED PREMISES.

          Landlord shall have the right at any time for reasonable business purposes, and upon giving Tenant not less than forty-five (45) days’ notice in writing, to provide and furnish Tenant with space elsewhere in the Building of approximately the same size as the Premises and to place Tenant in such space. In the event of any such relocation of Tenant, Landlord shall pay for Tenant’s reasonable moving and relocation costs. Should Tenant refuse to permit Landlord to move Tenant to such new space by the end of such forty-five (45) day period, Landlord in such event shall have the right to forthwith cancel and terminate this Lease. If Landlord moves Tenant to such new space, this Lease and each and all of its terms, covenants and conditions shall remain in full force and effect and be deemed applicable to such new space, and such new space shall thereafter be deemed to be the “Premises.”

40. SALES AND AUCTIONS.

          Tenant may not display or sell merchandise outside the exterior walls and doorways of the Premises and may not use such areas for storage. Tenant agrees not to install any exterior lighting, amplifiers or similar devices in or about the Premises. Tenant shall not conduct or permit to be conducted any sale by auction in, upon or from the Premises whether said auction be voluntary, involuntary, pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceedings.

41. NO ACCESS TO ROOF.

          Except as and solely to the extent expressly set forth in this Lease, Tenant shall have no right of access to the roof of the Premises or the Building and shall not install, repair or replace any aerial, fan, air conditioner or other device on the roof of the Premises or the Building without the prior written consent of Landlord.

42. SECURITY.

          Tenant hereby agrees to the exercise by Landlord and its agents and employees, within their sole discretion, of such security measures as Landlord deems reasonable and necessary for the Building. Tenant may install a security system within the Premises, provided such system and its installation (i) shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld (provided it shall not be unreasonable for Landlord to deny consent to any system which is not compatible with the building’s overall security and fire safety and life safety systems, or which is not reasonably usable by any successor tenants in the Premises), (ii) shall be in accordance with all applicable legal requirements (iii) shall be performed at Tenant’s sole expense, and shall otherwise be installed in accordance with the provisions governing Alterations or the provisions governing Tenant’s Work under Exhibit C hereto. Nothing contained in this Section 42 shall be construed or deemed to obligate Landlord to provide any particular form or amount of security with respect to the Premises or the Building or on behalf of Tenant or any other occupant of or visitor to the Premises or the Building.

43. AUTHORITY OF TENANT.

          If Tenant is a corporation or partnership, each individual executing this Lease on behalf of said corporation or partnership represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation or partnership, and that this Lease is binding upon said corporation or partnership.

44. NO ACCORD OR SATISFACTION.

          No payment by Tenant or receipt by Landlord of a lesser amount than the Rent and other sums due hereunder shall be deemed to be other than on account of the earliest rent or other sums due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or other sum and to pursue any other remedy provided in this Lease.

45. MODIFICATION FOR LENDER.

          If in connection with obtaining financing for the Building or any portion thereof, Landlord’s lender shall request reasonable modifications to this Lease as a condition to such financing, or as a condition to such Lender’s approval of this Lease, Tenant shall not unreasonably withhold, delay, or deferits consent to such modification provided such modifications do not materially adversely affect Tenant’s rights hereunder.

46. PARKING.

          Tenant shall have reserved for its use eight (8) covered parking spaces, the location of which shall be determined by Landlord in Landlord’s reasonable discretion. In addition to the reserved spaces, Tenant shall have the right to park in the Building parking facilities in common with other tenants of the Building upon such terms and conditions as may be established by Landlord from time to time during the term of this Lease; provided, however, seventeen (17) additional parking spaces will be made available for Tenant. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in use of the parking facilities. Landlord reserves the right in its sole, but reasonable, discretion to determine whether the parking facilities are becoming overburdened. Landlord shall have the absolute right (i) to allocate and assign parking spaces among some or all of the tenants of the Building (and Tenant shall comply with any such parking assignments), (ii) to reconfigure the parking area, and/or (iii) to modify the existing ingress to and egress from the parking area as Landlord shall deem appropriate, as long as access to such area is maintained after such modification is completed.

47. GENERAL PROVISIONS.

          47.1 Acceptance. The delivery of any draft of this Lease, including a so-called “execution draft,” shall not constitute an offer of any kind, and this Lease shall only become effective and binding upon full execution hereof by Landlord and Tenant, and delivery of a signed copy by Landlord to Tenant.

          47.2 Joint Obligation. If there be more than one Tenant, the obligations hereunder imposed shall be joint and several.

          47.3 Marginal Headings, Etc. The marginal headings, Table of Contents, lease summary sheet and titles to the sections of this Lease are not a part of the Lease and shall have no effect upon the construction or interpretation of any part hereof.

          47.4 Choice of Law. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without regard to the choice of law and/or conflict of law principles applicable in such State).

          47.5 Successors and Assigns. The covenants and conditions herein contained, subject to the provisions as to assignment, inure to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

          47.6 Recordation. Except to the extent otherwise required by law, neither Landlord nor Tenant shall record this Lease, but a short-form memorandum hereof may be recorded at the request of Landlord.

          47.7 Quiet Possession. Upon Tenant’s paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the Lease Term hereof, free from any disturbance or molestation by Landlord, or anyone claiming by, through or under Landlord, but in all events subject to all the provisions of this Lease.

          47.8 Inability to Perform; Force Majeure. This Lease and the obligations of the parties hereunder shall not be affected or impaired because the other party is unable to fulfill any of its obligations hereunder (or is delayed in doing so) to the extent such inability or delay is caused by reason of war, civil unrest, strike, labor troubles, unusually inclement weather, unusual governmental delays, inability to procure services or materials despite reasonable efforts, third party delays, fire or other casualty, acts of God, or any other cause(s) beyond the reasonable control of such party (which causes are referred to collectively herein as “Force Majeure”), provided (i) in no event shall any monetary obligations, inducting without limitation the Tenant’s obligation to pay Base Rent or additional rent, be extended due to Force Majeure, (ii) in no event shall financial inability constitute a cause beyond the reasonable control of a party, and (iii) in order for any party hereto to claim the benefit of a delay due to Force Majeure, such party shall be required to use reasonable efforts to minimize the extent and duration of such delay, and to notify the other party of the existence and nature of the cause of such delay within a reasonable time after the such delay first commences. Except as limited by the foregoing clauses (i), (ii) and (iii), any time specified non-monetary obligation of a party in this Lease shall be extended one day for each day of delay suffered by such party as a result of the occurrence of any Force Majeure.

          47.9 Partial Invalidity. Any provision of this Lease which shall prove to be invalid, void, or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provision(s) shall remain in full force and effect.

          47.10 Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, whenever possible, be cumulative with all other remedies at law or in equity.

          47.11 Entire Agreement. This Lease contains the entire agreement of the parties hereto and no representations, inducements, promises, or agreements, oral or otherwise, between the parties, not embodied herein, shall be of any force or effect, and any such representations, inducements, promises, and agreements are hereby merged herein.

          47.12 Survival. All indemnities set forth in this Lease shall survive the expiration or earlier termination of this Lease.

          47.13 Consents. If any provision of this Lease subjects any action, inaction, activity or other right or obligation of Tenant to the prior consent or approval of Landlord, Landlord shall be deemed to have the right to exercise its sole and unfettered discretion in determining whether to grant or deny such consent or approval, unless the provision in question states that Landlord’s consent or approval “shall not be unreasonably withheld,” in which event Landlord’s consent shall be subject to Landlord’s sole, but reasonable, discretion.

          47.14 Saving Clause. In the event (but solely to the extent) the limitations on Landlord’s liability set forth in Section 8.3 of this Lease would be held to be unenforceable or void in the absence of a modification holding the Landlord liable to Tenant or to another person for injury, loss, damage or liability arising from Landlord’s omission, fault, negligence or other misconduct on or about the Premises, or other areas of the Building appurtenant thereto or used in connection therewith and not under Tenant’s exclusive control, then such provision shall be deemed modified as and to the extent (but solely to the extent) necessary to render such provision enforceable under applicable law. The foregoing shall not affect the application of. Section 34 of this Lease to limit the assets available for execution of any claim against Landlord.

          47.15 Reservation. Nothing herein set forth shall be deemed or construed to restrict Landlord from making any modifications to any of the parking and/or common areas serving the Building and/or the Premises as of the date of execution hereof, and Landlord expressly reserves the right to make any modifications to such areas as Landlord may deem appropriate, including but not limited to, the addition or deletion of temporary and/or permanent improvements therein, and/or the conversion of areas now dedicated for the non-exclusive common use of tenants (including Tenant) to the exclusive use of one (1) or more tenants or licensees within the Building.

          47.16 Keys. Landlord shall initially provide Tenant, without charge, ___ suite keys and security keys(to the extent the Building has a remote entry security system). The cost of any additional or replacement suite keys or security keys shall be reimbursed by Tenant to Landlord upon demand.

          47.17 Rule Against Perpetuities. In order to ensure the compliance of this Lease with any rule against perpetuities that may be in force in the state in which the Premises are located, and without limiting or otherwise affecting Landlord’s and Tenant’s rights and obligations under this Lease, as stated in the other sections hereof, Landlord and Tenant agree that, irrespective of the reasons therefor in the event Tenant fails to take possession of the Premises and commence paying Base Rent hereunder within twenty (20) years after the date of execution of this Lease, then this Lease, and the obligations of the parties hereunder, shall be deemed to be null and void and of no further force and effect. Without affecting the specific timing requirements otherwise applicable thereto under this Lease, any and all options granted to Tenant under this Lease (including, without limitation, expansion, renewal, right of first refusal, right of first offer, and like options) must be exercised by Tenant, if at all, during the term of this Lease. Nothing contained in this Section 47.17 shall be construed to limit Landlord’s right and remedies hereunder or otherwise with respect to the failure by Tenant to take possession of the Premises and/or commence paying Rent hereunder.

          47.18 Certain Terminology.

                    A. The terms “including,” “includes” and terms of like import shall be interpreted to mean “including, but not limited to” and/or “includes, without limitation.”

                    B. The terms “herein”, “hereunder”, “hereinbelow”, “above” and/or “below”, and any terms of like import, shall be interpreted to mean this Lease as a whole, and not merely the Section, paragraph or subparagraph within which such term is set forth.

                    C. As used in those provisions of this Lease where Tenant is agreeing to assume responsibility for certain conduct, actions and/or omissions of “Tenant,” the term “Tenant” shall be construed to mean Tenant, and Tenant’s agents, employees, contractors, subcontractors, assignees, sublessees, licensees and, while within the Premises, invitees and business visitors.

                    D. The term “Emergency” shall mean and refer to any situation or circumstance where there is an immediate or imminent risk of injury or death to persons or damage to property unless immediate action is taken to address such situation or circumstances, as determined by the party invoking such term in good faith.

48. WAIVER OF JURY TRIAL.

          Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other on all matters arising out of this Lease, or the use and occupancy of the Premises. If Landlord commences any summary proceeding for non-payment of Rent, Tenant will not interpose (and waives the right to interpose) any non-mandatory (i.e., non-compulsory) counterclaim in any such proceeding.

49. ADDITIONAL SCHEDULES.

          The following additional schedules are attached hereto and made a part of this Lease:

EXHIBIT A-1	Location and Dimensions of Premises
EXHIBIT A-2	Legal Description of Land
EXHIBIT B	Declaration of Lease Commencement
EXHIBIT C	Construction Exhibit; Landlord’s Work
EXHIBIT D	Rules and Regulations
EXHIBIT E	Janitorial Specifications
EXHIBIT F	Form Estoppel Certificate

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease, in quadruplicate, as of the day and year first above written.

LANDLORD:

Wells Avenue Senior Holdings, LLC, a
Massachusetts limited liability company

By: /s/ Richard R. Previdi
Authorized Signatory
TENANT:

TENANT

RNK Telecom, a
Massachusetts corporation

By: /s/ Richard Koch

Title: President

1

EXHIBIT A-2

PARCELS

TWO certain contiguous parcels of land with the buildings and improvements thereon being situated in Dedham and Westwood, Norfolk County, Massachusetts, being shown as Lot 1 and Lot 1A on a plan entitled ‘Plan of Land in Dedham and Westwood. Mass. Scale: 40 feet to ICl2 inch. dared Dec. 21, 1979. prepared by Earnest W. Brunch, Inc. Civil Engineers, Munroe Building 1245 Hancock Street. Quincy, Massachusetts, recorded with the Norfolk County Registry of Deeds in Book 5880, Page 305. and more particularly bounded and described as follows:

NORTHEASTERLY	by Elm Street, as down on said plan, by a curved line. ninery-sk and 71/100 (96.71) fed;

EASTERLY	by discontinuted county layout as shown on said plan by two (2) courses measuring respectively, fity-two and 70/100 (52.70) feet and eighty-seven and 77/100 (87.77) feet;

SOUTHERLY	by Commonwealth of Massachusetts Circumferential Highway, as shown on said plan, twenty-three and 05/100 (23.05) feet;

EASTERLY	by Commonwealth of Massachusetts Circumferential Highway, as shown on said plan, thirty-seven and 87/100 feet (3[7].87);

SOUTHEASTERLY	by Commonwealth of Massachusetts Circumferential Highway, as shown on said plan, ninety and 59/100 (90-59) feet;

SOUTHWESTERLY

by Commonwealth of Massachusetts Circumferential Highway, as shown on said plan. by two (2) courses measuring respectively, thirteen and 95/100 (13.95) feet and two hundred ninety-eight and 76/100 (298.76) feet;

WESTERLY	by land of Bruce’s Animal Hospital & Kennel Inc., as shown on said plan, one hundred fourteen and 52/100 (114.52) feet;

NORTHERLY	by land of Bruce’s Animal Hospital & Kennel Inc., as shown on said plan. three hundred twenty-seven and 20/100 (327.20) feet

PARCEL 3 – REGISTERED LAND

That certain parcel of land with the buildings and improvements thereon situated in Dedham and Westwood, Norfolk County, Massachusetts, being shown as Lot numbered 12 on a plan entitled “Subdivision Plan of Land by Dedham and Westwood”, dated July 16, 1969, prepared by Pilling Engineering Company, Inc. Surveyors, approved by the Norfolk County Registry District of the Land Court filed in the Norfolk County Land Registration Office as No. 211051, a copy of the portion of which is filedin said Land Court with Certificate No. 94229 in Book 472 at Page 29, and being more particularly bounded and described as follows:

WESTERLY	by Elm Street, thirty-eight and 28/100 (38.20) feet

SOUTHWESTERLY	by the end of said Elm Street, thirty-four and 60/100(34.60) feet;

WESTERLY	by a line in former Elm Street, fourteen and 46/100 (14.46) feet;

NORTHWESTERLY	by a line in said Elm Street, by the Southeasterly line of Rustcraft Road and by land now or formerly of Nicola Columbo et al., ninety-one and 07/102 (91.07) feet;

NORTHEASTERLY and NORTHERLY	by said Rustcraft Road, one hundred seventy-one and 88/100 (171.88) feet; and

SOUTHEASTERLY	by land now or formerly of The New York, New Haven and Hartford Railroad Company, two hundred thirty-seven and 07/100 (237.07) feet.

PARCEL 4 — UNREGISTERED LAND

That portion of Rustcraft Road, abandoned by the Town of Dedham, Massachusetts, under Order recorded with the Norfolk County Registry of Deeds in Book 3849, Page 103.

PARCEL 5— UNREGISTERED LAND

That portion of Elm Street, discontinued by the County of Norfolk, dated June 28, 1960 and recorded with the Norfolk County Registry of Deeds in Book 3829, Page 408.

PARCEL 6— UKREGISTERED LAND

That portion of Rustcraft Road, abandoned by the Town of Dedham, Massachusetts, consisting of 59 sq. ft. under Order dated April 22, 1954 and recrded wit the Norfolk County Registry of Deeds in Book 3261, Page 56.

EXHIBIT B
Declaration of Lease Commencement

DECLARATION OF LEASE COMMENCEMENT

          Attached to and made part of the Lease dated the          day of____________, 2000, entered into by and between, WELLS AVENUE SENIOR HOLDINGS, LLC, as Landlord and RNK TELECOM, as Tenant.

          Landlord and Tenant do hereby declare that the Commencement Date is hereby established to be, and that the term of this Lease shall terminate on This Lease is in full force and effect as of the date hereof.

          EXECUTED as of the____ day of __________ 2000.

LANDLORD:

WELLS AVENUE SENIOR HOLDINGS LLC, a Delaware limited liability company

By:	(Seal)

Richard R. Previdi
Authorized Signatory

TENANT:

RNK TELECOM, a Massachusetts corporation

By:	(Seal)

Name:

Title:

EXHIBIT C

Design Build Construction Exhibit
Landlord’s Work

          1. Preparation of Plans and Specifications. Landlord and Tenant have reached agreement on a basic design plan and approved finishes for the buildout of leasehold improvements within the Premises (the “Approved Design Plan”) a copy of which is attached as Schedule C-1 hereto and made a part hereof. To the extent not included within the Approved Design Plan, Tenant shall, within five (5) days after the execution of this Lease, submit to Landlord all additional information (the “Plans Information”) needed in order for Landlord’s architects, engineers and/or other construction personnel (“Landlord’s Architect”) to prepare architectural plans, drawings and finishes for the Premises based upon the Approved Design Plan. The “Plans Information” shall include, without limitation, (a) a complete list in tabular form of the Tenant’s special equipment, including the quantities and locations of the following: personal and other computers and office equipment, continuously operating electric motors, copiers, any exhaust requirements indicating circuits and/or “clean” power, grounding requirements, and any future load that Tenant requires or anticipates requiring (and, in addition to quantities and locations, Tenant shall provide the name, manufacturer, model number, voltage, phase, full load amperage, watts or horsepower, heat output in BTU plumbing connection requirements, and any special operating temperature and humidity requirements and any other special requirements for any other special equipment), (b) a designation of any areas of high density occupancy, twenty-four hour cooling requirements, and any special light switching requirements, (c) a designation of the locations of and specifications for all MEP equipment to be installed in all spaces, all partitions, doors, lighting fixtures, electric receptacles and switches, telephone outlets, and special air conditioning and other improvements to be installed by Landlord, and (d) any other information reasonably requested in writing by Landlord’s architect. Concurrently with delivery of the Plans Information to Landlord, Tenant shall by written notice to Landlord designate a single individual (who may be changed by Tenant at any time upon giving. Landlord prior written notice thereof) who Tenant agrees shall be available to meet and consult with Landlord at the Premises as Tenant’s Representative (“Tenant’s Representative) respecting the matters which are the subject of this Exhibit C and who shall have the power to legally bind Tenant with respect to notices from Tenant to Landlord making requests for and approving changes, giving approval of plans or work, or giving directions to Landlord under this Exhibit C. If Tenant fails to provide all necessary Plans Information, Landlord or Landlord’s Architect shall so notify Tenant, and Tenant shall deliver same to Landlord within three (3) days after notification. Any period of delay caused by Tenant’s failure to provide all the Plans Information when required above shall constitute a “Tenant Delay” hereunder.

          2. Approval of Plans and Specifications. As soon as practicable after receipt of the final Drawings and Specifications prepared by Landlord’s Architect and incorporating the Plans

Information, but in no event more than five (5) days after receipt thereof, Tenant shall return to Landlord such Drawings and Specifications with its suggested modifications and/or approval. If, upon receipt of Tenant’s modified Drawings and Specifications, Landlord wishes to take exception thereto, Landlord may do so within five (5) days after the date upon which Landlord receives Tenant’s modified Drawings and Specifications. If Landlord takes exception, then Landlord and Tenant shall negotiate in good faith to promptly resolve any disagreements and make modifications to the Drawings and Specifications are which are acceptable to Landlord and Tenant. The parties shall attempt to reach agreement as soon as possible, and in all events within ten (10) days after the date upon which Landlord receives Tenant’s modified Drawings and Specifications. Without limitation, it shall not be unreasonable for Landlord to object to any modifications proposed by Tenant which are not consistent with the Approved Design Plan, which would increase the cost to complete Landlord’s Work, or which would increase the construction period necessary to complete Landlord’s Work, from that which would be applicable under the Approved Design Plan.

          3. Landlord’s Work.

                    (a) Upon Landlord and Tenant’s final approval of the Drawings and Specifications, the same shall constitute the “Approved Plans”, and the work shown on such final Drawings and Specifications shall be deemed “Landlord’s Work” unless otherwise noted thereon. Following final approval of the Approved Plans, Landlord agrees to apply for a building permit and upon issuance thereof, to cause Landlord’s Work to be completed, installed or performed, as the case may be, in accordance therewith, subject only to minor variations and/or variations necessitated by the unavailability of specified materials and equipment. Except as above provided, no deviation from the Approved Plans shall be made by either party except by written change order approved by the other party, which approval shall not be unreasonably withheld or delayed. If Tenant requests or causes the need for any change orders with respect to Landlord’s Work, the net cost of such change orders shall be at Tenant’s sole cost and any delays resulting therefrom shall constitute “Tenant Delays” hereunder. If any change orders increase the cost of Landlord’s Work, Tenant shall pay Landlord the incremental additional cost associated with any such change orders within fifteen (15) days after Landlord’s demand therefor.

                    (b) Notwithstanding anything to the contrary in this Exhibit C, Tenant shall be responsible for all work, construction, installations or improvements in or to the Premises which is not designated as Landlord’s Work (including but not limited to the installation of all fixtures, furniture, equipment and other office installations.) Such work shall hereinafter be referred to as “Tenant’s Work,” and shall be at Tenant’s sole cost and expense. Prior to commencing Tenant’s Work, Tenant shall submit drawings and specifications describing Tenant’s Work to Landlord, showing all aspects of such work in reasonable detail, to Landlord for Landlord’s review and approval, not to be unreasonably withheld. Tenant’s Work shall be treated as an “alteration” or “improvement” under the Lease, and shall be subject to the terms of (and approval procedures described in) the Lease with regard to alterations. Tenant and its contractors will have reasonable access to the Premises prior to the Commencement Date upon prior notice to and specific approval of Landlord in order to install wires and cables and other accessories for computer and telecommunication systems; provided that, in no event, shall such work conflict with Landlord’s Work or result, in Landlord’s judgment, with the cost or completion date for Landlord’s Work. Without any limitation of the foregoing, Landlord may require that any such installation be performed by contractors satisfactory to Landlord and under the supervision of Landlord’s contractors. Landlord acknowledges that some or all of the installations of the installation of computer and telecommunications equipment may be installed by RNK Telecom in accordance with Section 15.2 of the Lease and, further, that Tenant may move in some of its own office equipment and furnishings itself. Tenant shall indemnify and hold harmless Landlord, its agents, employees, officers, directors, partners and shareholders from and against any and all third party liabilities, judgments, demands, causes of action, claims, losses, damages, costs and expenses, including reasonable attorneys’ fees and costs, asserted against Landlord by third parties or sustained in connection with any third party claims for injury or death to persons or damage to property against Landlord, by third parties and arising out of the installation of wires and cables and other accessories for computer and telecommunication systems.

          4. Permits.

                    (a) Except as provided below, Landlord shall obtain all necessary permits and approvals in connection with Landlord’s Work. Landlord’s Work shall not be deemed substantially complete until Landlord obtains all final inspection approvals which are required for Landlord to lawfully deliver the Premises to Tenant with Landlord’s Work substantially completed, provided that, to the extent any such approval cannot be obtained by Landlord prior to Tenant performing Tenant’s Work and installing its fixtures, furniture and equipment in the Premises, then the responsibility for obtaining such final approval shall be shifted to Tenant. If and to the extent the same is issuable upon substantial completion of Landlord’s Work, and prior to Tenant’s performance of Tenant’s Work, if any, and installation of Tenant’s fixtures, furniture and equipment in the Premises, Landlord shall be responsible for obtaining a certificate of occupancy for the Premises.

                    (b) Tenant shall be responsible for applying for and obtaining any permits required for Tenant to perform Tenant’s Work and to operate within the Premises, and for obtaining any final fire inspection approval to the extent the same cannot be obtained until after completion of Tenant’s Work and the installation of Tenant’s fixtures, furniture and equipment in the Premises.

          5. Delivery & Acceptance of Possession. When Landlord’s Work is Substantially Complete, Landlord shall deliver to Tenant a written notice certifying that Landlord’s Work is “Substantially Complete” (the “Completion Notice”). Within five (5) days after Landlord delivers the Completion Notice, Tenant and a representative of Landlord shall jointly inspect the Premises, and Tenant shall be deemed to have accepted the Premises (in their condition as of the date of the Completion Notice but without)maiving Landlord’s obligation, if any, to correct punch list items pursuant to Paragraph 1 Ybelow) effective on the earlier of (i) the date of such joint inspection, or (ii) the first (1st) business day after Landlord delivers the Completion Notice.

          6. Punch List. If, as a result of the aforementioned joint inspection of Landlord’s Work, Tenant discovers minor deviations or variations from the Approved Plans, or items which are defective or in need of repair or replacement, of a nature commonly found on a “punch list” (as that term is used in the construction industry), Tenant shall promptly notify Landlord of such items; provided, however, that in the event of a dispute, Landlord (or Landlord’s Architect) and Tenant (or Tenant’s architect) shall negotiate in good faith, using their reasonable discretion, to determine which items constitute punch list items. The existence of such punch list items shall not postpone the Commencement Date of this Lease nor the obligation of Tenant to pay Rent, additional rent or any other charges due under this Lease. Within a reasonable time after the punch list is prepared by the parties,, Landlord will cause its contractor(s) to commence, and to proceed with all reasonable diligence, to correct the items noted on the punch list.

          7. Provisions Regarding Tenant’s Work.. With respect to Tenant’s Work, if any, and any subsequent alterations to the Premises (hereafter, “alterations”) by Tenant, Tenant shall comply with such requirements as to the plans and permits therefor, general and sub-contractors, insurance and bonding, and methods and hours of delivery and construction as Landlord shall impose. Any and all such work shall be of at least the same quality and finish as the remainder of the Building, to be completed in a good and workmanlike fashion without any liens or encumbrances on the Building

          8. Tenant Delays. “Tenant Delay(s)” shall mean delays in the preparation of Approved Plans and/or in the bidding, contracting and/or construction of Landlord’s Work caused by the acts or omissions of Tenant, or any of its agents, employees and/or contractors, or resulting from any change order or long lead item requested by Tenant, or any other delay which is defined in any part of the Lease as a “Tenant Delay”. The provisions of paragraph 9 below shall apply in the event of any Tenant Delay.

          9. Late Completion.

                    (a) To the extent that any item of Landlord’s Work is, in fact, not completed as of June 1, 2000 (the “Estimated Completion Date”), the following provisions shall apply:

                              (i) If and to the extent the non-completion of such item(s) does not materially affect Tenant’s ability to lawfully take occupancy of the Premises, to commence or complete Tenant’s Work or to install its fixtures, furniture, equipment and personal property therein, and provided Landlord continues to pursue the completion of such items with all due diligence, such non-completion shall not affect the Commencement Date of this Lease or otherwise result in or give rise to any damages or penalties payable by Landlord to Tenant, or otherwise constitute a default by Landlord under this Lease.

                              (ii) If and to the extent the non-completion of such item(s) does materially affect Tenant’s ability to lawfully take occupancy of the Premises, to commence or complete Tenant’s Work or to install its fixtures, furniture, equipment and personal property therein, then the validity of the Lease shall not be in any way affected, except that the Commencement Date of this Lease shall be extended one (1) day for each day of actual delay in the Substantial Completion of Landlord’s Work. The foregoing shall constitute Tenant’s sole and exclusive remedy in the event of any such delay in the completion of Landlord’s Work.

                    (b) To the extent the completion of any item of Landlord’s Work is delayed due to Tenant Delay, and the delayed completion of such item does not affect the timing of completion of Landlord’s Work, then provided Tenant continues to pursue the elimination of such Tenant Delay with all due diligence, such Tenant Delay shall not affect the Commencement Date of this Lease or otherwise result in or give rise to any damages or penalties payable by Tenant to Landlord, or otherwise constitute a default by Tenant under this Lease, except that Tenant shall be responsible for any increase in the cost of Landlord’s Work occasioned thereby. If and to the extent the non-completion of any such item(s) due to Tenant Delay does materially affect the timing of Substantial Completion of Landlord’s Work, then the Commencement Date shall be deemed to have occurred on the day upon which the Commencement Date would have occurred but for the delay caused by Tenant Delay, and Tenant shall again be responsible for any increase in the cost of Landlord’s Work occasioned thereby.

                    (c) Each party shall use all reasonable and diligent efforts to perform the responsibilities and work required to be performed by it hereunder without unreasonable delay, and to avoid and minimize the duration of any delays for which such party is responsible hereunder; and each party agrees to use commercially reasonable efforts (but without material out-of-pocket expense) to mitigate the damages and adverse effect of any delay for which the other party is responsible.

EXHIBIT D
Rules and Regulations

          1. The sidewalks, halls, passages, exits, entrances, elevators and stairways of the Building shall not be obstructed by Tenant or used by Tenant for any purpose other than for ingress to and egress from the Premises. The halls, passages; exits, entrances, elevators, and stairways are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgement of Landlord would be prejudicial to the safety, character, reputation and interests of the Building and its Tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom any Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities.

          2. No sign, placard, picture, name, advertisement or notice, visible from the exterior of the Premises shall be inscribed, painted, affixed or otherwise displayed by any Tenant on any part of the Building without the prior written consent of Landlord.

          3. Tenant shall not allow a fire or bankruptcy sale or any auction to be held on the Premises or allow the Premises to be used for the storage of merchandise held for sale to the general public.

          4. Tenant shall not allow the Premises to be used for lodging, nor shall cooking be done or permitted by Tenant on the Premises, except the use by the Tenant of Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages and microwave ovens shall be permitted, provided that such use is in accordance with all applicable federal, state and city laws, codes ordinances, rules and regulations.

          5. Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord in writing or as specifically provided in the Lease. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by reason of Tenant’s, its agents’, employees’ or contractors’ carelessness or indifference in the preservation of good order and cleanliness of the Building.

          6. Tenant shall not alter any lock or install a new or additional lock or any bolt on any door of the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld. The modification of locks shall be coordinated through Landlord’s property manager (at Tenant’s reasonable expense) and Tenant shall in each case furnish Landlord with a key for any such lock. Tenant, upon the termination of its tenancy, shall deliver to Landlord all keys and key cards to doors in the Building which shall have been furnished to the Tenant.

          7. Tenant shall not use, permit or keep in the Premises or the Building any kerosene, gasoline or inflammable or combustible fluid or material other than limited quantities thereof reasonably necessary for the operation and maintenance of Tenant’s UPS system and emergency generator, or office equipment, or, without Landlord’s prior written approval, use any method of heating or air conditioning other than that supplied by Landlord. Tenant shall not use or keep or permit to be used or kept any foul obnoxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or to other occupants of the Building’by reason of noise, odors, or vibrations, or interfere in any way with-other Tenants or those having business therein.

          8. Landlord shall have the right, exercisable upon not less than twenty-one (21) days prior written notice to Tenant and without liability to any Tenant, to change the name and street address of the Building, and Landlord shall reimburse Tenant for the cost to replace its existing stock of business cards and stationery provided that same include the name or street address-of-the Building.

          9. In the case of bona fide invasion, mob, riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access the Building during the continuance of the same by such action as Landlord may deem appropriate, including closing doors.

          10. Tenant shall ensure the doors of the Premises are closed and locked and that all water faucets, water apparatus and utilities are shut off before Tenant or Tenant’s employees leave the Premises, so as to prevent waste or damage.

          11. The toilet rooms, toilets, urinals, wash basins and other apparatus shall not be used for any purpose other than that for which they were constructed, no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this rule by. Tenant shall be borne by Tenant.

          12. Except with the prior written consent of Landlord, Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or ‘merchandise to the general -public in ‘or on the Premises., nor shall the Premises be used for manufacturing of any kind, or any business or activity: other than that specifically provided for in the Lease.

          13. Hand trucks shall not be used in any space or public halls of the Building, either by Tenant or any other occupant of the Building, except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. No other vehicles of any kind shall be brought by Tenant into the Building or kept in or about the Premises.

          14. Tenant agrees to coordinate all moving activity of office equipment and furniture in and out of the Building with Landlord or Landlord’s agent, and to use the services of an insured professional moving company.

placed in the trash boxes, receptacles or common areas if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the locality in which the Premises is located, without being in violation of any law or ordinance governing such disposal. All garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes and at such times as Landlord shall designate.

          16. Tenant agrees not to allow or keep any animals or pets of any kind on the Premises, except those seeing-eye dogs which are for the direct purpose of aiding and assisting the visually impaired.

          17. The requirements of the Tenant will be attended to only upon application by telephone or in person at the office of Landlord or Landlord’s agent. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

          18. The holidays referred to in Section 8 of the Lease are all holidays recognized by the federal government as national holidays.

          19. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building, provided that, in the event of any irreconcilable conflict between these Rules and Regulations and the express terms of any Lease to which they are attached, the terms of such Lease shall be controlling.

EXHIBIT E
, Janitorial Specifications

I. TENANT JANITORIAL SPECIFICATION:

The foregoing janitorial services are to be construed to apply to the facilities described solely to the extent located within the interior portions of the Premises, only, and not to the extent located within any Common Areas of the Building (which is addressed under Part II, below):

GENERALLY:

DAILY:

1.	Dust furniture, business machines, telephones, partition tops, sills, ledges and other horizontal surfaces.

2.	Spot clean all desk tops and furnishings to remove fingerprints and smudges. (Desks and tables not cleared of paper work material will only be dusted where desk is exposed.)

3.	Spot clean and polish all executive type desks and conference tables.

4.	Empty and damp wipe clean all ashtrays.

5.	Where sand urns are used, remove all debris and smooth or replace sand.

6.	Empty all trash receptacles, wipe out with damp cloth if necessary, replace plastic liners and remove trash to designated areas.

7.	All loose trash (marked by tenants as “TRASH”) to be removed to designated areas. “LOOSE TRASH” means cardboard boxes, computer paper, etc.

8.	Spot clean all washable wall, partition and door surfaces.

9.	Clean and sanitize all drinking fountains. Polish stainless steel and chrome.

10.	Vacuum all carpeted floors with a heavy duty commercial vacuum cleaner.

11.	Dust mop all resilient tile, parquet, quarry, ceramic, raised computer floors and other special floor coverings and treat with the appropriate methods and material.

12.	Dust mop all resilient tile and other non-carpeted floor surfaces.

13.	Turn off all lights.

14.	Lock all suites.

WEEKLY:

1.	Dust all vertical surfaces.

2.	Spot clean all partitions and office window glass (removing fingerprints, smudges, etc.)

3.	Spray buff all resilient tile floors.

4.	Broom sweep or vacuum all stairs and landings.

ANNUALLY:

Strip and refinish all resilient tile floors, applying two (2) coats of metal interlock floor finish. (Regardless of whose approval or direction, no materials will be applied that would cause a hazardous situation or slippage.)

LAVATORIES:

DAILY:

1.	Clean, sanitize and polish all, vitreous fixtures including toilet bowls, urinals and sinks, using a germicidal detergent solution.

2.	Mop all lavatory floors.

WINDOWS:

          Clean the interior surfaces of all windows semi-annually.

II. LANDLORD JANITORIAL SPECIFICATION:

The foregoing janitorial services are to’be construed to apply to the facilities described solely to the extent located within the Common Areas of the Building, and not within the Premises-

GENERALLY:

DAILY:

1.	Empty and damp wipe clean all ashtrays.

2.	Where sand urns are used, remove all debris and smooth or replace sand.

3.	Empty all Common Area trash receptacles, wipe out with damp cloth if necessary, replace plastic liners and remove trash to designated areas.

4.	All loose trash (marked by tenants as “TRASH”) to be removed to designated areas.

5.	Spot clean all washable wall, partition and door surfaces.

6.	Clean and sanitize all drinking fountains. Polish stainless steel and chrome.

7.	Vacuum all carpeted floors with a heavy duty commercial vacuum cleaner.

8.	Dust mop all resilient tile, parquet; quarry, ceramic, raised computer floors and other special floor coverings and treat with the appropriate methods and material.

9.	Dust mop all resilient tile and other non-carpeted floor surfaces.

10.	Turn off all lights.

WEEKLY:

1.	Dust all vertical surfaces.

2.	Spot clean all partitions and window glass (removing fingerprints, smudges, etc.)

3.	Spray buff all resilient tile floors.

4.	Broom sweep or vacuum all stairs and landings.

ANNUALLY:

Strip and refinish all resilient tile floors, applying two (2) coats of metal interlock floor finish. (Regardless of whose approval or direction, no materials will be applied that would cause a hazardous situation or slippage.)

LAVATORIES:

DAILY:

1.	Clean, sanitize and polish all, vitreous fixtures including toilet bowls, urinals and sinks, using a germicidal detergent solution.

2.	Mop all lavatory floors.

WINDOWS:

Clean exterior surfaces of all windows semi-annually.

Exhibit F

TENANT ESTOPPEL CERTIFICATE

TO: Nomura Asset Capital Corporation, Lazard Freres Real Estate Fund II L.P., and their successors and assigns (collectively, the Lender)

RE: Premises known as and located at 333 Elm Street, Dedham, MA (the Building)

          The undersigned, RNK Telecom, a Massachusetts corporation (Tenant), does hereby certify to the Lender as follows:

          1. Tenant is the tenant under that certain lease dated_____________, between Tenant and______, as landlord (Landlord), as amended, modified, assigned or supplemented by __________________________________________________, leasing a portion of the Building (the Premises) as more particularly described in the said lease. Said lease, as so amended, modified, assigned or supplemented, is hereinafter referred to as the Lease.

          2. The lease is in full force and effect and, except as set forth above, has not been amended, modified, assigned or supplemented.

          3. The Lease represents the entire agreement between Tenant and Landlord with respect to the leasing and occupancy of the Premises, and there are no other agreements or representations of any kind between Landlord and Tenant with respect thereto. Without limiting the foregoing, Tenant does not have any rights of first refusal for additional space, options to increase or relocate its space or options to purchase the Premises or any interest therein except as follows: ___________________________________________________________________

          4. All obligations of Landlord to be performed or complied with by Landlord through the date hereof have been fully performed and complied with including, without limitation, any obligations of Landlord to prepare the Premises for Tenant’s occupancy, and there exists no default or condition, state of facts or event that, with the passing of time or the giving of notice, or both, would constitute a default by Landlord in the performance of its obligations under the Lease.

          5. All obligations of Tenant to be performed or complied with by Tenant through the date hereof have been fully performed and complied with and there exists no default or condition, state of facts or event that, with the passing of time or the giving of notice, or both, would constitute a default by Tenant in the performance of its obligations under the Lease.

          6. The term of the Lease commenced on ___________, and shall expire on ___________, unless sooner terminated in accordance with the terms of the Lease. Tenant has no rights to extend the term of the Lease except as set forth below:

          7. The current rent under the Lease is $ __________ per month and has been paid for the period through ____________________. All additional and other charges have been paid for the current periods.

          8. There are no existing offsets or defenses by Tenant to the payment of rent and other charges payable by Tenant or otherwise to the enforcement by Landlord of the Lease.

          9. No security deposit or other security has been given to Landlord under the Lease except as follows: ________________________________________

          10. There is no remaining free rent period or any unexpired concession in or abatement Of rent except as follows: ______________________________

          11. Tenant is in sole possession of the Premises and has not assigned, sublet, pledged, mortgaged, transferred or otherwise conveyed all or any portion of its interest in the Premises or the Lease.

          12. There are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy or insolvency laws of the United States or of any state or territory of the United States.

          13. Tenant understands and acknowledges that this certificate is delivered to, and shall be relied on by, the Lender, the Landlord and their successors and assigns in connection with an extension of a loan to refinance the Building and the land on which it stands (the Mortgaged Property).

          14. Tenant agrees to promptly provide the Lenders at their offices with copies of any notices of default given by or received by Tenant with respect to the Lease and/or the Premises. Lenders’ addresses are as follows:

Nomura Asset Capital Corporation	Lazard Freres Real Estate Investors
Two World Financial Center	30 Rockefeller Place
New York, New York 10281	63rd Floor
ATTN: Sheryl McAfee	New York, New York 10020
ATTN: Asset Manager

TENANT

RNK TELECOM

By:

Name:

Title:

Dated:

EXHIBIT B
Declaration of Lease Commencement

DECLARATION OF LEASE COMMENCEMENT

          Attached to and made part of the Lease dated the 8th day of May    , 2000, entered into by and between, WELLS AVENUE SENIOR HOLDINGS, LLC, as Landlord and RNK TELECOM, as Tenant.

          Landlord and Tenant do hereby declare that the Commencement Date is hereby established to be) (1nn, and that the term of this Lease shall terminate on June 30, 2006. This Lease is in full force and effect as of the date hereof.

          EXECUTED as of the______ day of____________, 2000.

LANDLORD:

WELLS AVENUE SENIOR HOLDINGS LLC, a
Delaware limited liability company

.	By:	(Seal)

Richard R. Previdi
Authorized Signatory

TENANT:

RNK TELECOM, a Massachusetts corporation
By: /s/ Richard Koch
Name: Richard Koch
Title: President